Exhibit 10.6

2011

250 Bowie Holdings Inc.

LEASE: CANADA GOOSE, 250

BOWIE AVENUE, TORONTO

Table of Contents

THE PREMISES	3
TERM	4
OVERHOLDING BY TENANT	6
TENANT INDUCEMENT	6
RENTAL	7
PROPORTIONATE SHARE	8
ADDITIONAL RENT	8
TENANTS COVENANTS	12
LANDLORD’S COVENANTS	16
ASSIGNMENT OF LEASE	17
HAZARDOUS SUBSTANCES	18
DAMAGE TO OR DESTRUCTION OF PREMISES	20
INSURANCE	20
REMEDIES AND DEFAULT	23
SUBORDINATION	25
NON-DISTURBANCE AGREEMENT	26
MISCELLANEOUS	26
LANDLORD MAY PERFORM TENANT’S COVENANTS	27
FORCE MAJEURE	28
RULES AND REGULATIONS	28
OPTION TO EXTEND	28
QUIET ENJOYMENT	29
REGISTRATION	29
ADDITIONAL PROVISIONS	29

SCHEDULE “A”
SCHEDULE “A-1”
SCHEDULE “A-2”
SCHEDULE “B”
SCHEDULE “C”

i

Exhibit 10.6

THIS LEASE made this 3rd day of February, 2012

BETWEEN

250 Bowie Holdings Inc.

(hereinafter called the “LANDLORD”)

OF THE ONE PART

-and-

Canada Goose Inc.

(hereinafter called the “TENANT”)

OF THE OTHER PART

WITNESSETH that in consideration of the rents and terms hereinafter reserved and contained the Landlord and Tenant covenant and agree as follows:

THE PREMISES

1.01.	The Landlord hereby leases to the Tenant certain space consisting of approximately One Hundred and One Thousand and Five Hundred and Ninety-Three (101,593) square feet of rentable area hereinafter referred to as:

a.	Office space of approximately twenty-five thousand eight hundred and ninety-five (25,895) square feet (the “Office”); and

b.	Warehouse space of approximately seventy-five thousand six hundred and ninety eight (75,698) square feet (the “Warehouse”)

on the 1st Floor of the building (the “Building”) located at 250 Bowie Avenue, Toronto, Ontario, which lands (the “Lands”) are legally described on Schedule “A-1” attached to this Lease, subject to final measurement by Landlord’s architect according to ANSI/BOMA Z65.2 2009 Exterior Wall standards, as shown on the plan marked “Schedule A” attached to this Lease, hereinafter called the “Premises”. The Lands and Building and Parking Lots are hereinafter sometimes collectively referred to as the “Property”.

1.02. The Premises shall be used as a Head Office, Showroom, Factory and/or Warehouse for clothing, including without limitation, outerwear and footwear, and related goods and accessories or, in the alternative such other use consented to by the Landlord and as permitted by law, which consent may not be unreasonably or arbitrarily withheld.

1.03. The use and occupation by the Tenant of the Premises shall entitle the Tenant to the non-exclusive (except as set out in Section 1.04 below) use of the Common Areas, subject, however, to the terms and conditions of this Lease. For the purposes of this Lease, “Common Areas” shall mean: the Parking Lots and those areas and facilities upon the Property which serve or benefit the tenants of the Property and which are designated from time to time by the Landlord for the common use or enjoyment of the tenants in the Property and their agents, invitees, servants, employees and licensees, or for use by the public, but excluding the basement of the Building, rentable premises in the Building and other portions of the Property which are from time to time designated by the Landlord for private use by one or a limited group of tenants. Common Areas include the structural portions of the Building, its systems, common driveways, parking areas, trucking areas, sidewalks, lawns, shrubs, facilities, utilities, improvements, equipment and installations located on the Lands or in the Building, to the extent that the same are designated or intended by Landlord to be part of the Common Areas from time to time.

1.04. During the Term of this Lease and any renewals or extensions thereof, the Tenant shall be permitted the exclusive use of 133 parking spaces in the locations shown marked with an “x” on the parking plan attached as Schedule “A-2” to this Lease and Landlord shall not reduce the number of such exclusive parking spaces during the Term of this Lease or any renewals or extensions thereof. The balance of the parking spaces shall be used only by other tenants and occupants of the Property and by customers and other service providers of the Tenant visiting the Premises in any event for no longer than a few hours at a time, and for the sake of clarity, shall not be available for use by the Tenant, its subtenants or other transferees or employees thereof, it being the intention of the parties that the balance of the available parking spaces shall be for the use of other tenants and occupants of the Property. The non-exclusive parking spaces are shown in the locations shown outlined in red on the parking plan attached as Schedule “A-2” to this Lease. The Tenant acknowledges that certain of the parking spots are on parking lots which do not form part of the Property but which the Landlord warrants and represents are owned by the Landlord, which parking lots (the “Parking Lots”) are located on the South-East and South-West sides of Bowie Avenue and Sanderstead Avenue are outlined in green on Schedule “A-2” and legally described on Schedule “A-1”. The parking spaces on the Parking Lots form part of the Tenant’s 133 exclusive parking spaces and shall be for the Tenant’s exclusive use. The Tenant’s rights to park on the Parking Lots shall run with the Parking Lots lands for the benefit of the Premises and the Tenant’s rights to exclusive use of the 133 parking spaces and non-exclusive parking rights may be referred to in the notice of lease that the Tenant is permitted to register on title to the Lands and the Parking Lots lands. The Tenant shall have the right to place signage, subject to the Landlord’s approval of such signage such approval not to be unreasonably withheld, on such exclusive parking spots identifying them as Tenant’s designated exclusive parking spaces for use only by the Tenant, its employees and invitees. There shall be no charges for use of parking spaces upon the Property. For the sake of clarity, the use of all parking spaces, whether exclusive or otherwise, to which Tenant is entitled hereunder shall not be policed or monitored by the Landlord and same shall be the responsibility of the Tenant, at its sole cost and expense.

1.05. The Landlord covenants and agrees to use reasonable commercial efforts to minimize interruptions to the Tenant’s use of the driveways, access areas, loading docks and parking areas. The Landlord covenants and agrees not to (i) reduce the number of non-exclusive parking spaces upon the Property and the Parking Lots from those shown on the site plan attached to this Lease; or (ii) make any changes to the Property (except on a temporary basis during the course of complying with its obligations hereunder), so as to impede access for commercial trucks and tractor trailers to and from the Tenant’s loading docks.

TERM

2.01. The term of this lease shall be for a period of eleven (11) years, commencing on July 15, 2012 (the “Commencement Date”) and ending on June 30th, 2023 (the “Term”) however the commencement date for the Warehouse shall not commence until the date of Commencement of the Warehouse Fixturing Period. From and after April 1, 2012 (the “Office Fixturing Period Commencement Date”) and provided the Tenant has delivered to the Landlord evidence of the Tenant’s insurance in accordance with this Lease, the Tenant may go into possession of the Office for purposes of carrying out Tenant’s Work as described in Schedule “C” hereto (the “Tenant’s Work”) and for the purpose of operating its business. The period from April 1st, 2012 to the commencement of the Term shall hereinafter be described as the “Office Fixturing Period”. The Landlord will use reasonable commercial efforts to substantially complete the Landlord’s base building work and work to the Office so as to permit the Tenant to commence the Tenant’s Work in the Office by the Office Fixturing Period Commencement Date, provided that if the Landlord is delayed in the completion of the Landlord’s base building work and work to the Office, (other than Landlord’s Work that cannot be completed on account of weather, provided that such work shall not delay the Tenant’s ability to commence the Tenant’s Work), the Office Fixturing Period Commencement Date shall be extended so as to commence on the date the Landlord has substantially completed the Landlord’s base building work and work to the Office so as to permit the Tenant to commence the Tenant’s Work in the Office and the expiry of the Office Fixturing Period shall be three (3) months from the commencement thereof and the Commencement Date will be extended accordingly. If the Landlord has not substantially completed the Landlord’s base building work in the Office so as to permit the Tenant to commence the Tenant’s Work in the Office by May 15, 2012, other than on account of or as a result of any act or omission of or delay caused by the Tenant, the Tenant’s interference with completion of the Landlord’s Work, the acts or omissions of the Tenant’s own contractors and/or subcontractors, the Tenant’s failure to promptly respond to Landlord’s requests to specify details or layouts or other matters, or by reason of force majeure, then the Tenant shall be entitled to one (1) days free Base Rent for each day of delay beyond May 15, 2012. The Landlord will not be liable to the Tenant for damages and this Lease will, subject to the abatement of Rent provided for in this paragraph, be in full force. In the event the Office Fixturing Period Commencement Date has not occurred by July 31, 2012, other than on account of or as a result of any act or omission of or delay caused by the Tenant, the Tenant’s interference with completion of the Landlord’s Work, the acts or omissions of the Tenant’s own contractors and/or subcontractors, the Tenant’s failure to promptly respond to Landlord’s requests to specify details or layouts or other matters or by reason of force majeure, then (A) the Tenant shall be entitled to a further one (1) days free Base Rent, in addition to the abatement referred to above, thereafter, and (B) the Tenant shall have the right, but not the obligation, to complete the Landlord’s Work at the sole cost and expense of the Landlord and in doing so shall have the right to enter upon the Property as reasonable required and subject to the rights of other tenants of the Property, to effect such work. If the Tenant elects to complete the Landlord’s Work, the Landlord shall pay all reasonable costs incurred by the Tenant in completing such work, within fifteen (15) days of receipt of paid invoices failing which the Tenant shall have the right to set-off such amounts against Base Rent next due under the Lease.

Subject to Section 2.05, from and after October 1, 2013 (the “Warehouse Fixturing Period Commencement Date”) and to and including December 31, 2013, and provided the Tenant has delivered to the Landlord evidence of the Tenant’s insurance in accordance with this Lease, the Tenant may go into possession of the Warehouse for the purposes of carrying out Tenant’s Work (the “Warehouse Fixturing Period”). The Landlord will use reasonable commercial efforts to substantially complete the Landlord’s Work to the Warehouse so as to permit the Tenant to commence the Tenant’s Work in the Warehouse by the commencement of the Warehouse Fixturing Period or such earlier date as is provided for in Section 2.05 herein, provided that if the Landlord is delayed in the completion of the Landlord’s Work to the Warehouse, the Warehouse Fixturing Period Commencement Date shall be extended so as to commence on the date the Landlord has substantially completed the Landlord’s Work to the Warehouse so as to permit the Tenant to commence the Tenant’s Work in the Warehouse and the expiry of the Warehouse Fixturing Period shall be three (3) months from the commencement thereof. If the Landlord has not substantially completed the Landlord’s Work to the Warehouse so as to permit the Tenant to commence the Tenant’s Work in the Warehouse by September 30, 2013 (or, if notice is given by the Tenant under Section 2.05, by the possession date set out in the Tenant’s notice given pursuant to Section 2.05 below), other than on account of or as a result of any act or omission of or delay caused by the Tenant, the Tenant’s interference with completion of the Landlord’s Work, the acts or omissions of the Tenant’s own contractors and/or subcontractors, the Tenant’s failure to promptly respond to Landlord’s requests to specify details or layouts or other matters, or by reason of force majeure, then the Tenant shall be entitled to one (1) days free Base Rent for the Warehouse for each day of delay beyond September 30, 2013 or, if notice is given by the Tenant under Section 2.05, by the possession date set out in the Tenant’s notice given pursuant to Section 2.05 below). In the event the Warehouse Fixturing Period Commencement Date has not occurred within ninety (90) days of the anticipated Warehouse Fixturing Period Commencement Date (being 90 days from (i) October 1, 2013 or (ii) the possession date set out in Tenant’s notice delivered under Section 2.05) other than on account of or as a result of any act or omission of or delay caused by the Tenant, the Tenant’s interference with completion of the Landlord’s Work, the acts or omissions of the Tenant’s own contractors and/or subcontractors, the Tenant’s failure to promptly respond to Landlord’s requests to specify details or layouts or other matters, or by reason of force majeure, then the Tenant shall be entitled to (A) one (1) days free Base Rent for the Warehouse for each day of delay beyond such date, and (B) the Tenant shall have the right, but not the obligation, to complete the Landlord’s Work at the sole cost and expense of the Landlord and in doing so shall have the right to enter upon the Property as reasonable required and subject to the rights of other tenants of the Property to effect such work. If the Tenant elects to complete the Landlord’s Work, the Landlord shall pay all reasonable costs incurred by the Tenant in completing such work within fifteen (15) days of receipt of paid invoices failing which the Tenant shall have the right to set-off such amounts against Base Rent next due under the Lease.

Save as aforesaid, the Landlord will not be liable to the Tenant for damages and this Lease will, subject to the abatement of Rent provided for in this paragraph, be in full force.

2.02. During the Office Fixturing Period provided for herein, all terms and conditions of the Lease shall apply, except the Tenant shall not be responsible for the payment of any Base Rent, Operating Costs and Taxes (but shall be responsible for utilities consumed in the Premises and all other costs and expenses arising as a result of the Tenant’s being in possession of the Office, including without limitation any costs or expenses arising as a result of the Tenant’s default under this Lease).

2.03. During the Warehouse Fixturing Period provided for herein, all terms and conditions of this Lease shall apply, except that the Tenant shall not be required to pay any Base Rent, Operating Costs and Taxes in respect of the Warehouse (but shall be responsible for utilities consumed in the Warehouse and all other costs and expenses arising as a result of the Tenant’s being in possession of the Warehouse, including without limitation any costs or expenses arising as a result of the Tenant’s default under this Lease).

2.04. For the sake of clarity, after the expiry of the Office Fixturing Period and the Warehouse Fixturing Period, and thereafter through to the expiry of the Term, the Tenant shall be responsible for full payment of all Base Rent and Additional Rent (herein “Rent”) for the Premises.

2.05. Provided the Tenant is not otherwise in default of any of the terms and provisions of this Lease, the Tenant shall be entitled to advance the commencement of the Warehouse Fixturing Period by providing the Landlord with ninety (90) days prior written notice of such earlier possession date. In the event the Tenant exercises its right to earlier possession of the Warehouse, the Warehouse Fixturing Period Commencement Date will be the later of (a) the possession date set out in the Tenant’s notice, and (b) the date possession of the Warehouse is provided to the Tenant with the Landlord’s Work substantially completed so as to permit the Tenant to commence Tenant’s Work in the Warehouse, and will expire ninety (90) days after the commencement thereof.

OVERHOLDING BY TENANT

3.01. In the event that the Tenant remains in possession of the Premises after the expiration of the Term of this Lease without objection by the Landlord and without any written agreement otherwise providing, it shall be deemed to be a tenancy from month to month and subject otherwise to the provisions of this Lease insofar as the same are applicable. Base Rent shall be adjusted to 125% of the monthly Base Rent payment payable prior to the expiration of the Term until a new Base Rent shall be agreed upon, between the parties.

TENANT INDUCEMENT

4.01. As an inducement to enter into this Lease, provided that the Lease has been signed by the Tenant and upon receipt of proof, satisfactory to the Landlord, of the satisfaction of the payment conditions more particularly set out below, and provided further that the Tenant shall not be in default under this Lease and no liens have been registered, the Landlord shall pay to the Tenant the sum of One Million Three Hundred and Ten Thousand Dollars ($1,310,000.00) plus HST (on the basis of Thirteen Dollars and Four Cents ($13.04) per square foot of the rentable area of the Premises, subject to final measurement and adjustment), as a Tenant Inducement in respect of leasehold improvements to be completed by the Tenant in the Premises (the “Tenant’s Inducement Work”). Such Inducement shall be payable as follows:

•

(A) 75% of the Allowance (the “Office Inducement”) shall be paid in progress draws of not less than 20% of the Office Inducement, each to be paid based on a certificate of the Tenant’s architect confirming that 20% or more of the Tenant’s Inducement Work in the Office has been completed (provided that the Landlord shall retain 10% of each progress draw, which amount shall be paid in accordance with (C) below);

•	(A) 25% of the Inducement (the “Warehouse Inducement”) shall be paid in progress draws of not less than 20% of the Warehouse Inducement, each to be paid based on a certificate of the Tenant’s architect confirming that 20% or more of the Tenant’s Inducement Work in the Warehouse has been completed (provided that the Landlord shall retain 10% of each progress draw, which amount shall be paid in accordance with (C) below);

•	10% on the date on which all of the Tenant’s Work is substantially complete as certified by the Tenant’s architect and subject to compliance with the following requirements: (i) delivery to the Landlord of a clearance certificate issued under the Workplace Safety and Insurance Act in respect of each contractor who did work in connection with the Tenant’s Work in the Premises; (ii) delivery of evidence satisfactory to the Landlord of compliance by the Tenant with the Tenant’s obligations under this Lease and with the plans and specifications that have been approved by the Landlord; (iii) the expiry of the period pursuant to the Construction Lien Act, (Ontario) within which workmen, material, contractors or suppliers in connection with the completion of the Tenant’s Work may file a construction lien claim for unpaid work or services performed or materials supplied with no liens having been registered; (iv) delivery of a statutory declaration from a senior officer of the Tenant, confirming that: (a) all Tenant’s Work has been completed, all in accordance with this Lease and the plans and specifications approved by the Landlord, and all accounts in respect of the Tenant’s Work have been paid in full; and (b) all holdback periods referred to in the Construction Lien Act, (Ontario) have expired with no liens having been registered.

It is understood that, in the event that the Landlord has not paid the Inducement, or such part thereof, to the Tenant as and when required as set out above, the Tenant may offset such amount against any Base Rent payable to the Landlord under this Lease.

RENTAL

5.01. The Tenant will pay rent, including Base Rent (as hereinafter defined) and Additional Rent (as hereinafter defined), provided for herein promptly when due without deduction or setoff except as set out in sections 4.01 and 18.02 of this Lease. It is the intention of the parties that this Lease shall be of a “net, net, net” type and that the Tenant shall pay for its own account and to the complete exoneration of the Landlord all costs and expenses of any nature whatsoever affecting the Premises (except as herein specifically otherwise provided) and the business carried on therein, apart from the payment of any interest or principal required to be paid by the Landlord under any mortgage or encumbrance affecting the Premises and any income taxes owing by the Landlord. The Tenant shall reserve the right to perform certain functions of the building services exclusively serving the Premises at its discretion throughout the Term with the approval of the Landlord such approval not to be unreasonably withheld and provided that the Tenant shall thereafter provide to the Landlord evidence that such functions are being performed by the Tenant including maintenance and repair reports where applicable with reputable contractors on an annual basis.

5.02. Subject to Sections 2.02, 2.03 and 2.05, the annual base rent (the “Base Rent”) that the Tenant shall pay the Landlord during the Term is as follows:

(a)	From the Commencement Date to the expiry of the Warehouse Fixturing Period, One Hundred and Eighty-One Thousand Two Hundred and Eighty-Five Dollars ($181,285.00) plus HST, the annualized rent being payable in advance in equal monthly instalments of Fifteen Thousand One Hundred and Seven Dollars and Eight Cents ($15,107.08) plus HST and such amount shall be payable on the first day of each calendar month during the Term, commencing on the Commencement Date based on a Base Rent of Seven Dollars ($7.00) per square foot of the rentable area of the Office

(b)	For the remainder of the Term (January 1st, 2014 — May 31, 2023), Seven Hundred and Eleven Thousand One Hundred and Fifty-One Dollars ($711,151.00) plus HST the annual rent being payable in advance in equal monthly instalments of Fifty-Nine Thousand, Two Hundred and Sixty-Two Dollars and Fifty-Eight Cents ($59,262.58) plus HST and such amount shall be payable on the first day of each calendar month during the Term, commencing January 1st, 2014, based on Base Rent of Seven Dollars ($7.00) per square foot of the rentable area of the Premises plus HST.

5.03. All rent, including Base Rent and Additional Rent, are payable at the Landlord’s office or such other place as the Landlord may by notice in writing designate to the Tenant.

5.04. Prior to the Commencement Date, the Landlord’s independent qualified architect or surveyor shall issue a certificate at the cost and expense of the Landlord setting out the Rentable Area of the Premises and the Building and confirming that the measurements have been completed in accordance with the method described in Section 1.01 hereof and Rent shall be adjusted accordingly.

PROPORTIONATE SHARE

6.01. The “Tenant’s Proportionate Share” in this Lease is an amount equal to the rentable area of the Premises divided by the rentable area of the Building whether leased or not. The Tenant’s Proportionate share is currently estimated to be approximately 35%.

ADDITIONAL RENT

7.01. In addition to Base Rent, but except as otherwise set out in this Lease the Tenant shall pay as additional rent (“Additional Rent”), all charges, impositions and expenses of every nature and kind relating to the Premises, including, without limitation the Tenant’s Proportionate Share of those costs set out in Section 7.02 of the Lease. The Tenant covenants to pay all Additional Rent as determined in accordance with Article 7 of this Lease.

7.02. The Tenant shall pay to the Landlord, as Additional Rent, the Tenant’s Proportionate Share of all reasonable, customary and direct costs and expenses, without duplication and without profit, incurred by the Landlord in operating, maintaining, repairing, managing and replacing the Property including, without limitation, the following:

(a)	all real estate taxes, rates, duties, levies and assessments whatsoever, whether municipal, parliamentary or otherwise, levied, imposed or assessed against, or attributed to the Property from time to time levied, including those levied, imposed or assessed for education, schools and local improvements and including all costs and expenses (including reasonable legal and other professional fees) incurred by the Landlord in good faith contesting, resisting or appealing any taxes, rates, duties, levies or assessments, but excluding capital tax, large corporations tax, income or profits taxes upon the income of the Landlord and including any and all taxes which may in future be levied in lieu of the taxes hereinbefore referred to and penalties and interest on such taxes;

(b)	the premiums paid by the Landlord for Fire, Public Liability,

Property Damage, Loss of Rental Income, and other Casualties and Risk Insurance and such other insurance and the Landlord may elect to carry as would be customary for a similar type development or which may be required by any mortgagee of the Property, and including the cost of all reasonable deductibles; notwithstanding the foregoing, the Tenant shall not be responsible for contributing to the costs of any premiums paid by the Landlord for environmental insurance if same is only required to be maintained due to the business of any other tenant or occupant of the Property other than the Tenant, and other than on account of same being customary or the requirements of any mortgagee of the Property;

(c)	cleaning of the Common Areas, including janitorial services, snow removal, garbage and waste collection and disposal. Cleaning of the Premises is not to be provided by the Landlord, it being understood that the Tenant shall procure its own cleaning, janitorial and garbage removal services — for its premises and accordingly the Tenant shall not be responsible for any janitorial costs in respect of any other rentable premises in the Property;

(d)	policing, security and supervising;

(e)	reasonable labour and/or wages and other payments made to janitors, caretakers and other similar type employees retained by the Landlord in the performance of its obligations hereunder;

(f)	repairs, maintenance and replacements of the Common Areas (both exterior and interior), including the cost of maintenance equipment, but excluding any Structural replacements and Structural capital costs as provided in subsection (viii) hereof. It is further agreed that (i) Structural repairs will only be included in Operating Costs if all other tenants upon the Property are also required to pay there proportionate share of the Landlord’s Structural repair costs, and (ii) capital costs as determined by the Landlord or its accountants (for the sake of clarity, excluding Structural capital costs), shall be amortized or depreciated over the useful life of such item of repair or replacement;

(g)	intentionally deleted;

(h)	interest during each year of the Term at the rate which is two percent (2%) above Prime at the end of each year on the unamortized or undepreciated balance of the capital costs referred to in subsection (f). “Prime” means the annual rate of interest from time to time publicly quoted by any Canadian Chartered bank designated by the Landlord as its reference rate of interest for determining rates of interest chargeable in Toronto on Canadian dollar demand loans to commercial customers;

(g)	reasonable audit or accounting fees incurred by the Landlord in the preparation of statements delivered to the tenants of the Property;

(h)	all utilities used in the Common Areas;

(i)	the cost of supplying water to the Property; and

j.	the cost of management for the Property. For the purposes of this Lease, the cost of management of the Property shall be an amount in any year equal to either the commercially acceptable and reasonable costs associated with any arm’s-length management contract by virtue of which the Property is managed or, in the absence of any such management contract, ten percent (10%) of the costs and expenses set forth in this Section 7.02 (excluding those set out in section 7.02(a)).

Provided that the following shall be excluded or deducted, as the case may be, from the costs, and expenses described above:

(i)	the cost of any additional security or other services or work procured by the Landlord at the request of another tenant for such other tenant;

(ii)	net proceeds received from insurance policies taken out by the Landlord, to the extent that the proceeds relate to the costs and expenses otherwise included in Additional Rent payable pursuant to this section 7.02;

(iii)	costs incurred in connection with the cleanup or removal of any pollutant, contaminant or hazardous or toxic substance, waste or material in any part of the Property and the costs of making any alterations, repairs or replacements in connection with any condition of environmental concern in respect of any portion of the Property in either case for which Landlord and not the Tenant is responsible hereunder;

(iv)	all rebates received from suppliers to extent that rebates are in respect of amounts previously included in the costs payable pursuant to this Section 7.02;

(v)	debt service in respect of financing secured by or related to the Property and interest on debt;

(vi)	an amount equal to recoveries by the Landlord in respect of warranties or guarantees relating to repairs or alterations to the Property or any part of it, to the extent that the repair or alteration costs in respect of the work covered by warranty or guarantee is included in Additional Rent payable pursuant to this Section 7.02;

(vii)	any and all costs and expenses incurred as a result of faulty construction or design of the Structure, improper materials or workmanship relating to the Structure, soil subsidence or Structural defects or weaknesses;

(viii)	costs and expenses related to replacements to the Structure (namely the roof, roof membrane, floors, floor slabs, foundations, exterior walls, steel structure, joists, beams, and structural columns of the Building) and all capital costs in respect of the Structure. Day-to-day maintenance and repair and other non-capital costs related to the Structure shall be included in Operating Costs subject to Section 7.02(f);

(ix)	the cost of enforcing other tenants’ leases, or costs incurred by reason of any breach, violation or non-performance by Landlord or those for whom Landlord is in law responsible, of any covenant, term or provision contained in this Lease;

(x)	any ground rentals (except to the extent of additional rent thereunder that would be properly chargeable hereunder if incurred directly by the Landlord) and any principal, interest or other carrying charges or mortgage payments or other financing in respect of the Property;

(xi)	advertising and promotion costs;

(xii)	the amount of any leasing commissions, tenant inducements, legal fees or tenant allowances in connection with leasing any part of the Property;

(xiii)	any and all costs and expenses with respect to, or arising out of, the solar panels which may be erected on the roof of the Building including, without limitation, the installation, operation and removal thereof. For the sake of clarity, if solar panels on the roof, the roof will nonetheless not be considered rentable premises and any income belongs solely to the Landlord;

(xiv)	costs of Landlord’s Work and costs and expenses incurred as a result of faulty construction, design or improper materials or workmanship relating to the Landlord’s Work of which the Landlord has received notice within one hundred and eighty (180) days of the Tenant being entitled to take possession of the relevant portion of the Premises; and

(xv)	management and/or administration fees other than the management fee provided in (j) above.

7.03. Subject to Sections 2.02 and 2.03, all Additional Rent shall be payable by the Tenant, in advance, in monthly instalments, on the first day of each calendar month throughout the Term. Such monthly instalments to be equal to one twelfth (1/12) of the estimated cost of Additional Rent for that year.

7.04. At least 30 days prior to the commencement of each calendar year, the Landlord shall endeavour to provide to the Tenant a detailed written estimate of Additional Rent for the upcoming year. As soon as possible after the end of each fiscal period (not to exceed 180 days), the Landlord shall furnish to the Tenant a detailed statement of the actual costs incurred by the Landlord in respect of Additional Rent for the fiscal period, such statement to be prepared by the Landlord’s accountant. Tenant shall be entitled to review all relevant invoices and calculations at a mutually convenient time. If the Tenant and the Landlord do not agree on the calculations provided by the Landlord in such statements same shall be submitted for binding third party arbitration in conformity with applicable law but the Tenant shall nonetheless make all required payments pursuant to such Landlord’s statement while the outcome of the arbitration is pending provided such statement did not result in an increase of more than 10% over the previous years’ costs.

7.05. Within Thirty (30) days after the date of delivery of the statement described in Section 7.04 by the Landlord, if the Tenant’s Additional Rent exceeds the sum of the instalments paid by the Tenant during the fiscal period, the Tenant shall pay to the Landlord, as Additional Rent, the excess without interest or, if the sum exceeds the Tenant’s Additional Rent, the Landlord will return to the Tenant, the excess or credit same against Rent next accruing due. The Tenant’s obligation to pay Additional Rent under this Article 7 for the final period of the Lease, and the Landlord’s obligation to adjust for overpayments of Additional Rent, shall survive the expiration of the Term or renewals thereof.

7.06. The Tenant shall pay to the Landlord the amount of any goods and services tax, value added tax, sales tax or other like tax, such as the Harmonized Sales Tax, payable by the Tenant on any Rent payable by the Tenant under this Lease and which the Landlord is obligated at law to collect from the Tenant (“HST”). HST is deemed not to be Rent but the Landlord shall have the same remedies for recovery of HST as it has for recovery of Rent.

7.07. If the proceedings referred to above or any other proceedings result in a reduction, credit, refund and/or rebate in connection with Taxes, Landlord shall allocate to the Tenant its share of any reductions, credits, refunds or rebates of Taxes received by the Landlord to the extent such reductions, credits, refunds or rebates relate to amounts paid by the Tenant on account of Taxes and net of any costs or expenses incurred by the Landlord to obtain same. The Landlord shall credit such share against amounts payable to Landlord under this Lease or if such amounts arise after the expiry of this lease such net amounts shall be paid by the Landlord to the Tenant within thirty (30) days of the date the Landlord receives the credit or rebate, subject to offset with respect to any amounts owed to the Landlord by the Tenant. This obligation shall survive the expiration or the termination of this Lease.

TENANTS COVENANTS

8.01. The Tenant acknowledges and agrees that any installations on or alterations to the Premises (excluding the Tenant’s Property) are intended to be and immediately upon installation shall be the absolute property of the Landlord. The Tenant shall not make any installations on or alterations to the Premises, or any other space used or occupied by the Tenant in connection with its operations at the Premises, including, without limitation, the Tenant’s Work and any partitions, without first having submitted a plan thereof to the Landlord and having obtained the Landlord’s approval in writing, which consent shall not be unreasonably withheld, conditioned or delayed. “Tenant’s Property” means all Tenant’s personal property, chattels, furniture, trade fixtures and/or equipment placed or installed in or upon the Premises by Tenant and/or used in connection with Tenant’s operations on or about the Premises from time to time including, without limitation, security equipment, computers, machinery, software, shelving, racking, storage equipment and appliances.

Despite the fact that the installations and alterations made by Tenant become the property of Landlord immediately upon affixation, Tenant (and not Landlord) shall be entitled to depreciate the Alterations and all other leasehold improvements made by Tenant in accordance with the Income Tax Act (Canada).

Notwithstanding the foregoing provisions of this Section 8.01 or elsewhere, the Tenant shall be allowed to make interior non-structural alterations or decorations in or about the Premises from time to time which: (i) do not require a building permit; and (ii) do not affect the Structural Elements of the Building or the electrical, mechanical or other Building systems, or weaken or endanger the roof or structural elements of the Building, without the Landlord’s prior written consent.

8.02. The Tenant shall construct the Tenant’s Work at its own cost and expense: (a) in a good and workmanlike manner; (b) in accordance with the plans and specifications approved by the Landlord, such approval not to be unreasonably withheld, delayed or unreasonably conditioned; (c) in accordance with all applicable municipal, building code and other applicable requirements, laws and regulations; and (d) by contractors approved by the Landlord (not to be unreasonably withheld). The Tenant shall, at its sole cost and expense, obtain or cause to be obtained all consents, authorizations, approvals, permits, licences (temporary and permanent) and certificates of occupancy of whatsoever nature or kind which may be required to permit the construction of the Tenant’s Work. The Tenant shall commence the Tenant’s Work within a reasonable time of delivery of possession and issuance of all necessary permits and diligently and continuously pursue completion of the Tenant’s Work. The Tenant shall maintain good order and discipline amongst all workers on the site and shall maintain the Premises and those Common Areas over which the Tenant is entitled to access during such Tenant’s work in a tidy condition and free from accumulation of waste products and debris. Promptly on the completion of the Tenant’s Work, the Tenant shall repair, clean and restore all portions of the Property affected by the Tenant’s Work to their prior condition.

8.03. The Tenant shall not suffer or permit any waste upon the Property and shall not cause or permit any nuisance in and shall not cause or permit any unusual or objectionable noises or odours beyond what is customary in the operation of a manufacturing, warehousing and distribution business of the type to be operated by the Tenant hereunder to emanate from the Premises or any other space used or occupied by the Tenant in connection with its operations at the Premises.

8.04. The Tenant shall not overload any of the floors of the Premises nor place upon the Premises any safe, heavy business machine or other heavy objects without first obtaining the consent in writing of the Landlord, which consent shall not be unreasonably withheld.

8.05. Tenant shall comply with all fire prevention regulations and shall not do or permit anything to be done or have or permit anything on the Premises which will in any way impair or invalidate the obligations of any insurer under any policy of insurance upon the Premises.

8.06. The Tenant shall abide by and comply with all laws, by-laws, rules, ordinances, regulations and directives of public authorities which in any manner relate to or affect the Premises or the use of the Premises by the Tenant and the Tenant shall save harmless the Landlord from all costs, charges or damages to which the Landlord may be put or suffer by reason of the breach by the Tenant of any such all laws, by-laws, rules, ordinances, regulations and directives of public authorities. Provided, however, nothing contained in this Section 8.06 or this Lease shall require the Tenant to make or carry out repairs, replacements, alterations, additions, changes, substitutions, improvements or modifications to the Structural portion of the Premises or the Building, nor to correct any item of original construction of the Landlord’s Work which did not comply with the applicable by-laws, ordinances, statutes, directions, rules and regulations existing at the date of such original construction, unless any such repairs, replacements, alterations, additions, changes, substitutions, improvements or modifications are items in respect of which the Tenant is, by the terms of this Lease, required to be insured, or unless same arise as a result of the act or omission of the Tenant or those for whom the Tenant is in law responsible, or as a result of the Tenant’s use of the Premises for its business.

8.07. The Tenant shall not exhibit, inscribe, paint or affix any signs, advertisements, notices or any other lettering upon any part of the outside of the Premises without the prior consent in writing of the Landlord, which consent shall not be unreasonably withheld and subject to all municipal by-laws. In the event of the violation of this Section 8.07 by the Tenant, the Landlord, after giving written notice to the Tenant, and affording the Tenant at least five (5) business days to cure such default, may remove such sign, advertisement, notice or other lettering without any liability and collect from the Tenant as Additional Rent the expenses incurred in removing the same. Upon termination of this Lease, the Tenant shall remove any and all such permitted signs, advertisements, notices and other lettering and shall make good any damages occasioned by the installation or removal thereof. Notwithstanding the foregoing, the Landlord hereby grants its approval to the Tenant’s proposed signage shown on the signage elevations attached to this Lease as Schedule “C”. So long as the Tenant is Canada Goose Inc. or a Permitted Transferee carrying on the Canada Goose business and is in occupation of at least eighty percent (80%) of the Premises, the Tenant shall also have the right, throughout the Term of this Lease and any renewals and extensions thereto, to identify that part of the Building leased by the Tenant as the “Canada Goose Building”, the “Canada Goose Centre” the “CG Centre” or such other similar name as approved by the Landlord acting reasonably and to install raised Canada Goose Letters on or above the vestibule facing Bowie Avenue. The Tenant shall be not entitled to place any signage on the roof of the Building. The Tenant shall be entitled to exclusive use of the existing flagpoles above or near the Premises upon which it shall fly the Canadian flag and/or the “Canada Goose” flag.

So long as the Tenant is Canada Goose Inc. or a Permitted Transferee carrying on the Canada Goose business, and is operating from at least fifty percent (50%) of the Premises, the Landlord covenants and agrees that throughout the Term and any extensions and renewals thereof (i) there will be no roof signage above any part of the Premises; (ii) no signage will be permitted on the Property (including, without limitation, the exterior elevations and roof of the Building) which advertises a direct competitor of the Tenant’s Canada Goose insulated outerwear business (such as, by way of example only, that portion of the business of The North Face, Columbia, Patagonia, Helly Hansen,

Spyder, Phenix, Karbon, Descente, Kjus, Peak Performance, Salomon, Burton, Mountain Hardwear, Bogner, Arcteryx, Lole, Polo Ralph Lauren, Moose Knuckles, Nobis, CMFR, Pajar, Moncler, Duvetica, Quartz Nature, G-Lab, Barbour, Belstaff, Rab, Woolrich, Museum, Dsquared, Parajumpers, Outdoor Survival Canada, Woods, Company of Adventurers, Canadian Spirit, Tundra, Alpha Industries, Schott Sierra Designs, Eddie Bauer and Filson, which is in direct competition with the Tenant’s Canada Goose insulated outerwear business and including anyone who sells, manufactures or distributes insulated outerwear including, without limitation, a sales agency in the event that the sale, manufacture or distribution of insulated outerwear, by gross revenue, accounts for greater than ten percent (10%) of its business but excluding, by way of example, Polo Ralph Lauren’s furniture business); and (iii) no signage will be permitted on the roof of the Building which advertises any clothing, apparel and/or footwear business or brand nor will any rooftop signage face Bowie Avenue. The Tenant acknowledges that the Landlord shall only be required to include this restriction in other tenant’s leases and shall not otherwise be required to obtain the Tenant’s approval to Property signage if such other tenant covenants not to breach this requirement.

8.07A The Landlord agrees that so long as the Tenant is occupying and carrying on business from the Premises, no signage, other than the Tenant’s signage, shall be permitted on the Bowie Avenue elevation of the Building except for the northeast corner of the Building where tenant identification signage shall be permitted.

8.08. The Tenant shall pay any Business Occupancy Tax and assessment charged, now or in the future, against the Premises or in respect of the personal property, fixtures, furniture, and facilities of the Tenant, as and when the same become due. The parties acknowledge that as at the date of this Lease there is no Business Occupancy Tax payable pursuant to current laws.

8.09. The Tenant shall permit the Landlord and all persons authorized by it, acting reasonably, to enter the Premises at any time without notice, for the purpose of making emergency repairs and at all reasonable times during the Term on reasonable prior written notice, to erect, build, use and maintain pipes, ducts and conduits in and through the Premises in such locations first approved by the Tenant acting reasonably and, further, the Landlord shall have the right to enter the Premises at all reasonable times on reasonable prior written notice to examine the same and to make such repairs, alterations, improvements or additions as the Landlord may be permitted to make under this Lease due to Tenant’s default of its obligations under this Lease or as the Landlord may be required to make by law or in order to repair and maintain the Premises or which the Tenant has not carried out (if so required under this Lease) provided that at all times the Landlord shall use reasonable commercial efforts to minimize interference with Tenant’s quiet enjoyment and use of the Premises, and in the event of a material interruption of the Tenant’s use of the Premises which last for more than one (1) day, all Rent shall abate to the extent insurance proceeds are not available to the Tenant, in proportion to the area of the Premises that is not useable, until the Tenant is again able to use the Premises to operate its business. In exercising its rights under this Section 8.09, Landlord agrees that, other than in the event of a bona-fide emergency, it will use its commercially reasonable efforts to minimize any interference with the Tenant’s business and it will use commercial reasonable efforts to carry out any such work which would interfere with the Tenant’s business from the Premises outside of the Tenant’s normal business hours and shall endeavour to pre-schedule all such work in advance with the Tenant so as to minimise any interferences with the Tenant’s ability to conduct its business during any and all entries to the Premises. All such work will be done expeditiously and in a diligent manner, provided that during any period of time that the Landlord is not able to carry out its obligations under this Lease due to having to comply with the above requirements, it shall be relieved from completing such obligations on an expeditious basis. Landlord will use commercially reasonable efforts to protect the confidentiality of Tenant’s business and its trade secrets which the Tenant has advised the Landlord in writing are of a confidential nature.

8.10. The Landlord or its agent, acting reasonably, shall upon providing twentyfour (24) hours written notice to the Tenant, and in the accompaniment of a representative of the Tenant (provided the Tenant makes such individual available), have the right to enter upon the Premises at all reasonable times to show them to prospective purchasers, encumbrancers, or assignees and during the six months prior to the expiration of the Term. the Landlord may show the Premises to prospective tenants at reasonable times and upon at least 24 hours prior notice to the Tenant.

8.11. The Tenant shall give to the Landlord immediate notice of any accidents or defects in the water pipes, plumbing and heating apparatus, ventilation apparatus, electrical wiring or fixtures.

8.12. Subject to the release provisions of Section 13.03, the Tenant shall indemnify and save harmless the Landlord against claims, losses, damages, suits, judgements, causes of action, legal proceedings, executions, demands, penalties or other sanctions or every nature and kind whatsoever, whether accrued, actual, contingent or otherwise and any and all costs arising in connection therewith, including without limitation, legal fees and disbursements on a substantial indemnity basis (including, without limitation, all such legal fees and disbursements in connection with any and all appeals) (herein “Claims”) (excluding indirect and consequential loss) arising from mechanical or other liens for any work done or materials provided or services rendered for improvements or alterations made by the Tenant to the Premises and against all Claims (excluding indirect and consequential loss) for which the Landlord may become liable by reason of any breach, violation or non-performance by the Tenant of any covenant, term or provision of this Lease, or any injury, death, or damage to property occasioned to or suffered by any person or any property by reason of any negligent act or omission of the Tenant or its servants, employees, agents, sub-lessees, or licensees on the Premises.

8.13. The Tenant shall permit free access to the Premises by service personnel, watchmen and other security personnel subject to the Tenant’s reasonable security requirements.

8.14. Should the Tenant’s financial institution return a cheque to the Landlord for payment of rent, for whatever reason, then the Tenant shall pay the Landlord One Hundred Dollars ($100.00) for each and every cheque so returned.

8.15. The Tenant shall deposit all garbage, debris, trash and refuse in the areas and manner designated by the Landlord acting reasonably. The Tenant is responsible for pick-up and disposal of its garbage at its cost and shall not be responsible to contribute to any costs incurred by the Landlord for removal of any other tenants’ garbage from their premises. The Landlord shall provide the Tenant with a designated garbage area shown on Schedule “A” attached to this Lease.

8.16. The Tenant shall pay directly to the supplier or the Landlord as the case may be, if separately metered or check metered, the cost of all services and utilities supplied to the Premises, as Additional rent. The Tenant shall contract with and pay the supplier directly. The Landlord shall arrange, at its sole cost and expense and prior to the Commencement Date, for the Premises to be separately metered or check metered for utilities (except for water).

8.17. Save and except for the repair and replacement of those items for which the Landlord is responsible under this Lease, and subject to reasonable wear and tear and damage for which the Landlord is insured or is required to be insured under this Lease, the Tenant shall, at its own expense and cost, operate, maintain and keep in good and substantial repair, order and condition the Premises and all parts thereof (including, without limitation, all mechanical and electrical equipment, services and accessories, plumbing, drains, oil tanks and other utility services within and exclusively serving the Premises) All repairs shall be in all respects equal in quality and workmanship to the original work and materials in the Premises and shall meet the requirements of all authorities having jurisdiction and the insurance underwriters.

8.18. The Tenant shall deliver up to the Landlord at the end of the Term the Premises broom clean and in good and tenantable repair, destruction as herein provided for, and reasonable wear and tear and Landlord’s repair obligations only excepted and, further, at the option of the Landlord, shall remove any installations or alterations made by the Tenant following commencement of the Term and to make good any damages caused to the Premises by such installation or alterations or the removal thereof and to pay the Landlord the amount of any expense incurred by the

Landlord in removing installations or alterations which the Tenant fails to remove as required by this Section 8.18. Notwithstanding the above, the Tenant shall not be required to remove leasehold improvements nor any Landlord’s Work nor be required to restore the Premises to base building condition.

8.19. The Tenant may, during the Term, in the normal course of the Tenant’s business, and without the Landlord’s consent, remove some or all of its trade fixtures and install other or new trade fixtures to the extent reasonably required for the Tenant’s business, provided that in doing so the Tenant repairs any damage caused to the Premises.

8.20. The granting of purchase money security interests in personal property acquired by Tenant and/or Tenant’s Property, the entering into of equipment leases by Tenant, the giving of general security agreements by Tenant in personal property, or other similar type financing documents customarily granted to chartered banks, trust companies, lenders or other financial institutions or asset based lenders (provided that any such lien, charge or encumbrance arises through any bona fide financing done by the Tenant, through an arms-length third party lender, in accordance with Tenant’s normal business practice) shall not be deemed to be a breach of Tenant’s covenants contained in this Lease and shall not require Landlord’s consent. Subject to the terms set forth below and provided Tenant is not then in default tinder this Lease, Landlord shall subordinate any lien and security interest Landlord may have under applicable law in Tenant’s Property located in the Premises to a lien and security interest granted by Tenant in its personal property and equipment located in the Premises (such personal property and equipment upon which a lien and security interest is granted by Tenant is hereinafter referred to as the “Secured Property”) as security for bona fide indebtedness incurred by Tenant for purchasing the Secured Property or for maintaining a line of credit with its or any Affiliate’s (as defined in the Business Corporations Act (Ontario)) primary lending institution. Any lender to whom Tenant shall grant such lien and security interest is hereinafter referred to as the “Secured Lender.” Landlord agrees to execute and deliver such instruments reasonably requested by a Secured Lender an in form and content reasonably satisfactory to Landlord from time to time to evidence or effect the aforesaid subordination agreement of Landlord.

LANDLORD’S COVENANTS

9.01. The Landlord shall provide, at the Tenant’s expense (except as otherwise provided for in this Lease), all of the services and facilities required for the operation of the Premises.

9.02. The Landlord shall operate and maintain the Property and the Parking Lots consistent with good building practices as would a prudent owner of a similar property having regard to size, use, age and location. Save and except for the maintenance, repair and replacement of those items for which the Tenant is responsible under this Lease, the Landlord shall maintain, repair and replace the Property, including the Common Areas, and including, without limitation, keeping the driveways and parking areas free and clear of ice and snow and keeping the Building, its mechanical and electrical equipment, services and accessories in good working order and repair as would a prudent owner of a similar property having regard to size, use, age and location and subject to reasonable wear and tear and force majeure.

9.03. The Landlord shall be responsible, at its sole cost and expense, for providing all work set out under Landlord’s Work in Schedule “B” (the “Landlord’s Work”) and all development, permit or similar charges as they pertain to the Landlord’s Work. The Landlord’s Work shall be performed in a good and workmanlike manner and in conformity with all applicable laws including, without limitation, all building codes and Landlord’s Work shall be subject to the Landlord’s warranty for one hundred and eighty (180) days from the Office Fixturing Period Commencement Date Commencement Date or the Warehouse Fixturing Period Commencement Date, as applicable with respect to faulty construction, design or improper materials or workmanship relating thereto. Within such one hundred and eighty (180) day period. Tenant shall provide to the Landlord written notice of any defects in the Landlord’s Work as aforesaid. The Landlord and Tenant acknowledge and agree that not all of the Landlord’s Work will be completed at the commencement of the respective Fixturing Periods and the parties will agree on a work schedule so as to ensure that the Tenant is not unreasonably delayed in completing Tenant’s Work and opening for business from the Office and Warehouse on the dates contemplated herein.

9.04. Notwithstanding anything contained elsewhere in this Lease, but subject to Article 12 herein, the following shall each remain Landlord’s sole responsibility at its sole cost and expense from time to time:

(i)	all replacements to the Structural elements of the Building as described in section 7.02(viii);

(ii)	all capital costs to the Structural elements of the Building as described in section 7.02(viii);

(iii)	the removal, remediation or containment of any Hazardous Substances which existed on, in and/or under the Property or any part thereof prior to the Commencement Date provided that Landlord shall not be required to remove or remediate any such Hazardous Substances where they are in compliance with environmental laws; and

(v)	all breaches, violations, non-compliance and the like in connection with any applicable laws which predate or originated prior to the Commencement Date.

9.05. Landlord warrants that as at the Commencement Date of this Lease, all Structural Elements of the Building (including the roof), the Building systems and the Common Areas will be in good working order and repair and the Building envelope will be watertight.

ASSIGNMENT OF LEASE

10.01. The Tenant may not assign the Lease or sublet all or any part of the Premises or otherwise grant possession of the Premises or any portion thereof to any other person without first obtaining the prior written consent of the Landlord, such consent not to be unreasonably withheld.

In no event shall the Tenant be released or discharged from the full performance of this Lease and the payment of all rents and monies and the observance of all covenants, agreements, terms and conditions herein contained and any such consent granted by the Landlord shall not be deemed or implied as consent to any further or subsequent assignment or subletting.

In the event this Lease is assigned or all or a portion of the Premises sublet, the Tenant shall pay all reasonable out-of-pocket expenses incurred by the Landlord in any such assignment or subletting, including the Landlord’s legal costs in connection therewith and a non-refundable amount of Five Hundred Dollars ($500.00) in advance to the Landlord, representing a reasonable cost to the Landlord for reviewing such application.

Any transferee shall enter into an agreement directly with the Landlord covenanting to be bound by all of the Tenant’s obligations hereunder to the extent applicable to it.

Notwithstanding the foregoing provisions of this Section 10.01 or anything else contained herein, so long as Tenant is not then in default under this Lease beyond any applicable curative period provided for in this Lease, Tenant shall have the right, without the consent of Landlord, but otherwise in accordance with the requirements of this Lease, including without limitation, the obligation of any transferee to enter into an agreement directly with the Landlord covenanting to be bound by all of the Tenant’s obligations hereunder to the extent applicable, to assign this Lease and/or sublease the whole or part of the Premises to:

(i)	any corporation which is an affiliate (as said term is defined in the Business Corporations Act (Ontario) of the Tenant;

(ii)	any entity in connection with a merger, acquisition, amalgamation, consolidation or reorganization involving Tenant or an Affiliate of Tenant or to an entity which controls, or is under common control by Tenant or in connection with the Tenant going public (each being an “Approved Entity”);

(iii)	a bona fide lender to Tenant and/or an Approved Entity;

(iv)	any entity acquiring all or substantially all of the Tenant’s business and assets;

(herein a “Permitted Transferee”).

10.02. The Tenant shall not print, publish, post, display or broadcast any notice or advertisement or otherwise advertise the whole or any part of the Premises for the purpose of a Transfer, and it shall not permit any broker or other person to do any of the foregoing, unless the complete text and format of any such notice or advertisement is first approved in writing by the Landlord. Without in any way restricting or limiting the Landlord’s right to refuse any text or format on other grounds, any text or format proposed by the Tenant shall not contain any reference to the Base Rent applicable to the Premises.

10.03. In considering whether to give its consent to a assignment of the Lease or sublet of the Premises, the Landlord may have regard to the financial status, credit rating, reputation and past business record of the proposed transferee and its key employees, whether the proposed use is consistent with the Building and its effect on the Landlord’s ability to rent other space in the Building at rental rates consistent with the nature of the Building, the refusal of a mortgagee to give any consent required under its security on the Building or the Premises and any environmental issues or other factors which would affect the repair or maintenance of the Building or the Premises. The Tenant will provide the Landlord with all information reasonably requested by the Landlord in order to enable the Landlord to consider the request for consent.

10.04. Landlord shall have the right to assign the Lease at any time, or assign its right to Base Rent and Additional Rent to a lending institution as collateral security for a loan, and in the event that such an assignment is given and executed by Landlord this Lease shall not be cancelled or modified for any reason whatsoever, except as provided for, anticipated or permitted by the terms of this Lease or by law without the consent in writing of such lending institution. Tenant agrees that it will, if and whenever required by Landlord, within Fifteen (15) days of such written request forwarded to Tenant consent to and become a party to any instrument or instruments permitting a mortgagor trust deed or charge to be placed on the Building or Premises or any part thereof as security for any indebtedness covered by the trust deed, mortgage or charge.

HAZARDOUS SUBSTANCES

11.01. For the purposes of this Lease, “Hazardous Substance” means any hazardous waste or substance, pollutant, contaminate, waste or other substance, whether solid, liquid or gaseous in form, which when released into the natural environment may, based upon reasonably authoritative information then available concerning such substance, immediately or in the future directly or indirectly cause material harm or degradation to the natural environment or to the health or welfare of any living thing and includes, without limiting the generality of the foregoing:

(a)	Any such substance as defined or designated under any applicable laws and regulations for the protection of the environment or any living thing;

(b)	Asbestos, urea formaldehyde, poly-chlorinated biphenyl (PCB) and materials manufactured with or containing the same; and

(c)	Radioactive and toxic substances.

The Tenant shall permit the Landlord upon reasonable prior written notice, and subject to the provisions of this Lease, to conduct, any and all tests, inspections, appraisals and environmental audits (collectively “tests”) of the Premises so as to determine and ensure compliance with the provision of this paragraph including, without limitation, the right to conduct soil tests and to review and copy any records relating to the Premises of the business and other activities conducted thereon at any time and from time to time. If such tests indicate the Tenant is in default then, in addition to any other costs associated with such default, the Tenant shall pay the costs of such tests.

The Landlord hereby represents to the Tenant that to the best of its knowledge and belief but without independent investigation that:

(a)	The Property (including the Premises) has never been used for the purpose of a waste disposal site nor have any Hazardous Substances been deposited upon the Property or any part thereof by the Landlord;

(b)	as of the Commencement Date the Premises do not and will not contain any Hazardous Substances in violation of applicable laws.

The Tenant hereby covenants with the Landlord that after the date it occupies the Premises and thereafter throughout the Term:

(a)	The Tenant, its employees, agents and others for whom the Tenant is responsible shall not permit any unlawful use, storage, manufacturing or disposal of materials or substances deemed to be Hazardous Substances, or hazardous or dangerous as defined under federal, provincial or municipal environmental, health or safety laws, except as herein expressly provided;

(b)	In the event that the Tenant’s business permitted to be conducted on the Premises contemplates the use of any such Hazardous Substances during the Term or any renewal, the Tenant shall be responsible and liable for, and hereby indemnifies the Landlord with respect to all Claims in respect of all clean up work, remedial actions, capitol or other expenditures required to the Premises in the event the levels of the concentration of Hazardous Substances in the Premises are found to exceed established government decommissioning guidelines in effect during the Tenant’s Term.

The Landlord and the Tenant acknowledge that certain Hazardous Substances in the nature of cleaning solvents are used as part of Tenant’s “Canada Goose” business operations, are expressly permitted to be kept upon the Premises provided that they will be used and stored by Tenant in strict accordance with all applicable laws and governmental requirements. Any other Hazardous Substances to be used by the Tenant shall require the Landlord’s consent, which shall not be unreasonably withheld and subject to Landlord’s reasonable requirements with respect to such use.

Notwithstanding anything in this Lease to the contrary, the Tenant shall have no responsibility for the removal or remediation of any such Hazardous Substances existing at the Premises as of the commencement of the Tenant’s respective fixturing periods.

Nothing in this Section 11.01 or this Lease will make the Tenant responsible for any Hazardous Substances in the Premises or the Property, or costs related thereto, which existed prior to the commencement of the Tenant’s respective fixturing periods or to the extent such Hazardous Substances have been caused by anyone other than the Tenant or those for whom the Tenant is in law responsible.

DAMAGE TO OR DESTRUCTION OF PREMISES

12.01. If, during the Term, the Building or the Premises are destroyed by any cause whatsoever, or partially destroyed by any cause, so as to render the Premises unfit for occupancy or occupation, or incapable of access, or if the Premises shall be badly damaged that, in the opinion of the an architect selected by the Tenant and approved by the Landlord, acting reasonably (the “Architect”), repairs cannot be completed within One Hundred Eighty (180) days of the occurrence of such damage, then this Lease, at the option of the Landlord or the Tenant, shall cease and terminate and become null and void from the date of such damage or destruction and the Tenant shall thereupon surrender the Premises and all interest therein to the Landlord, and the Tenant shall pay rent only to the date of such surrender. The Landlord will not exercise its termination right hereunder in a manner discriminatory as against the Tenant vis a vis other tenants of the Building.

12.02. If the Building or the Premises shall be repairable as aforesaid within One Hundred Eighty (180) days from the happening of the damage, and, in the opinion of the Architect, the Premises cannot be used for the Tenant’s business until repaired, the Rent shall abate to the extent that the Landlord (or any party claiming by or through the Landlord, such as the Landlord’s mortgagee) receives insurance or would have received insurance had it complied with its insurance obligations under this Lease (and the Landlord covenants to diligently pursue such claim) in respect of such Rent until the repairs have been completed.

12.03. If the damage or destruction is such that, in the opinion of the Architect, the Premises may be partially used by the Tenant while the repairs are being undertaken, then the Rent shall abate to the extent that the Landlord (or any party claiming by or through the Landlord, such as the Landlord’s mortgagee) receives insurance or would have received insurance had it complied with its insurance obligations under this Lease (and the Landlord covenants to diligently pursue such claim) in respect of such Rent and in the proportion that the part of the Premises rendered unusable bears to the whole of the Premises.

12.04. If any time during the Term of this Lease the whole or any part of the Premises or the lands on which the Premises is situate shall be acquired or condemned by expropriation, that the parties shall each be entitled to separately advance their claims for compensation for the loss of their respective interests in the Premises and the parties shall each be entitled to receive and retain such compensation as may be awarded to each respectively. If an award of compensation made to the Landlord specifically includes an award for the Tenant and for which the Tenant was not permitted to advance its own claim for compensation, the Landlord will account therefore to the Tenant.

INSURANCE

13.01. The Tenant shall, throughout the Term, at its sole cost and expense, take out and keep in full force and effect in the name of the Tenant, and with the Landlord, and the Landlord’s mortgagees, if any, added as additional insureds as their respective interests appear, the following insurance:

(a)	insurance upon property of every description and kind owned by the Tenant or for which the Tenant is legally liable or installed by or on behalf of the Tenant and which is located within the Premises in an amount of not less than one hundred per cent (100%) of the full replacement cost thereof, with coverage against the perils of fire and standard extended coverage, including sprinkler leakages (where applicable), earthquake, flood and collapse;

(b)

if applicable, broad form boiler and machinery insurance on a blanket repair and replacement basis with limits for each accident in an amount not less than the replacement cost of all leasehold improvements and of all boilers, pressure vessels, air-conditioning equipment and miscellaneous electrical apparatus owned or operated by the Tenant or by others (other than the Landlord) on behalf of the Tenant in the Premises or relating to or serving the Premises;

(c)	public liability and property damage insurance including personal injury liability, contractual liability, non-owned automobile liability and owners’ and contractors’ protective insurance coverage with respect to the Premises and the Tenant’s use of the common areas to be written on a comprehensive basis with inclusive limits of not less than Five Million Dollars ($5,000,000.00) for bodily injury to any one or more persons or property damage and to provide that it shall not be invalidated as respects the interests of the Landlord and the Landlord’s mortgagee by reason of any breach or violation of any warranties, representations, declarations or conditions contained in the policies;

(d)	business interruption insurance in an amount sufficient to cover the Tenant’s Rent for a period of not less than twelve (12) months;

(e)	during the Fixturing Period and any other period of construction of leasehold improvements, builders’ risk insurance;

(f)	plate glass insurance with respect to all glass windows and glass doors in or on the Premises for the full replacement value thereof; The Tenant may self-insure for plate glass insurance; and

(g)	such other insurance as may be required by the Landlord or its mortgagees, acting reasonably.

All such insurance shall be with insurers and shall be on such terms and conditions as the Landlord reasonably approves. The insurance described in paragraphs (a), (b) and (e) shall name as loss payee the Tenant, the Landlord and anyone else with an interest in the Premises from time to time designated in writing by the Landlord except with respect to Tenant’s Property, and shall provide that any proceeds recoverable in the event of damage to leasehold improvements (excluding Tenant’s Property) shall be payable to the Landlord subject to Landlord’s covenant to release such proceeds in progress instalments toward repair or replacement of the insured property if this Lease is not terminated pursuant to the terms of this Lease. The insurance described in paragraphs (c) and (d) shall name as an additional insured the Landlord and anyone else with an interest in the Building from time to time designated in writing by the Landlord, as their respective interests appear. The Landlord agrees to make available such proceeds toward repair or replacement of the insured property if this Lease is not terminated pursuant to the terms of this Lease. All public liability insurance shall contain a provision for cross-liability or severability of interest as between the Landlord and the Tenant.

The Tenant shall obtain from the insurers under such policies undertakings to notify the Landlord in writing at least thirty (30) days prior to any cancellation thereof. The Tenant shall furnish to the Landlord, on written request, certificates of all such policies. The Tenant agrees that if it fails to take out or to keep in force such insurance or if it fails to provide a certificate of every policy and evidence of continuation of coverage as herein provided, the Landlord shall have the right to take out such insurance and pay the premium therefore and, in such event, the Tenant shall pay to the Landlord the amount paid as premium plus fifteen percent (15%), which payment shall be deemed to be Additional Rent payable on the first day of the next month following payment by the Landlord.

The Tenant shall be permitted to maintain the insurance coverage required to be maintained by Tenant pursuant to this Sections 13.01 pursuant to blanket insurance policies and umbrella policies maintained by Tenant provided that in doing so it will not diminish Tenant’s insurance obligations.

All Tenant’s property insurance policies shall contain a waiver of subrogation in favour of the Landlord or permission to waive all rights of subrogation.

13.02. The Landlord shall provide and maintain insurance on the whole of the Property and the Parking Lots against loss, damage or destruction caused by fire and extended perils under a standard extended form of fire insurance policy in such amounts and on such terms and conditions as would be carried by a prudent owner of a similar property, having regard to the size, age and location of the Property. The Landlord shall also provide and maintain with respect to the Property and the Parking Lots a Commercial General Liability insurance policy on an occurrence basis with inclusive limits of not less than Five Million Dollars ($5,000,000.00) and a policy of rental income insurance to insure at least a period of 12 months Rent under this Lease. The amount of insurance to be obtained shall be determined at the sole discretion of the Landlord. The Landlord may maintain such other insurance in respect of the Property and its operation and management as the Landlord determines, acting reasonably. The Tenant shall not be an insured under the policies with respect to the Landlord’s insurance, nor shall it be deemed to have any insurable interest in the property covered by such policies, or any other right or interest in such policies or their proceeds. All Landlord’s property insurance policies shall contain a waiver of subrogation in favour of the Tenant or permission to waive all rights of subrogation. Landlord shall be entitled to include all deductible amounts in Operating Costs.

13.03. Notwithstanding anything to the contrary contained in this Lease,

(a)	Subject to subsections (b) and (c) hereof, each of the Landlord and Tenant hereby releases the other and waives all Claims against the other and those for whom the other is in law responsible with respect to occurrences insured against or required to be insured against by the releasing party, whether any such Claims arise as a result of the negligence or otherwise of the other or those for whom it is in law responsible.

(b)	Such release and waiver shall be effective only to the extent of proceeds of insurance received by the releasing party and proceeds which would have been received if the releasing party obtained all insurance required to be obtained by it under this Lease and for this purpose deductible amounts shall be deemed to be proceeds of insurance received.

(c)	Notwithstanding anything to the contrary in this Section, the Landlord and Tenant shall each be liable to any third person (being any person other than the Landlord or Tenant) to the extent of their respective fault or negligence and each shall be entitled to full indemnity and contribution from the other to the extent of the other’s fault or negligence.

To the extent not released as above provided, each party shall indemnify and save harmless the other from all liabilities, damages, losses or expenses growing out of:

(i)	any breach, violation or non-performance by the indemnifying party of any covenant, condition or agreement in this Lease;

(ii)	any loss, cost or expense arising from or occasioned by the wilful act, default or negligence of the indemnifying party, its officers, agents, servants, employees, contractors, customers or licensees; and

(iii)	any obligation of the indemnifying party arising or outstanding upon the expiration or earlier termination of this Lease.

provided that neither party shall not be liable to the other for indirect or consequential damages. Notwithstanding anything in this Section 13.03, neither of the Landlord nor the Tenant shall be responsible for nor required to indemnify the other for or in respect of any Claims in respect of Hazardous Substances for which the other is responsible by the terms of this Lease.

Such indemnity shall survive the termination of this Lease, anything in this Lease to the contrary notwithstanding.

REMEDIES AND DEFAULT

14.01. Any of the following constitutes an “event of default” under this Lease:

(a)	any rent due is not paid within five (5) days after notice in writing from the Landlord to the Tenant;

(b)	the Tenant has breached any of its obligations in this Lease and, if such breach is capable of being remedied and is not otherwise listed in this Section 14.01, after notice in writing from the Landlord to the Tenant:

(i)	the Tenant fails to remedy such breach within fifteen (15) days (or such shorter period as may be provided in this Lease); or

(ii)	if such breach cannot reasonably be remedied within fifteen (15) days (or such shorter period), the Tenant fails to commence to remedy such breach within fifteen (15) days of such breach, or thereafter fails to proceed diligently to remedy such breach;

(c)	the Tenant becomes bankrupt or insolvent or takes the benefit of any statute for bankrupt or insolvent debtors or makes any proposal, an assignment or arrangement with its creditors, or any steps are taken or proceedings commenced by any person for the dissolution, winding-up or other termination of the Tenant’s existence or the liquidation of its assets;

(d)	a trustee, receiver, receiver/manager or a person acting in a similar capacity is appointed with respect to the business or assets of the Tenant;

(e)	intentionally deleted;

(f)	this Lease or any of the Tenant’s assets are taken under a writ of execution and such writ is not stayed or vacated within Fifteen (15) days after the date of such taking;

(g)	the Tenant makes an assignment or sublease, other than in compliance with the provisions of this Lease;

(h)	the Tenant abandons or attempts to abandon the Premises; or

(i)	the Tenant moves or commences, attempts or threatens to move its trade fixtures, chattels and equipment out of the Premises except as permitted in this Lease;

14.02. .If and whenever an event of default occurs, then, without prejudice to any other rights which it has pursuant to this Lease or at law, the Landlord shall have the following rights and remedies, which are cumulative and not alternative:

(a)

to terminate this Lease by notice to the Tenant or to re-enter the Premises and repossess them and, in either case, enjoy them as of its former estate, and to remove all persons and property from the Premises and store such property at the expense and risk of the Tenant or sell or dispose of such property in such manner as the Landlord sees fit without prior notice to the Tenant. If the Landlord enters the Premises without notice to the Tenant as to whether it is terminating this Lease under this paragraph (a) or proceeding under paragraph (b) or any other provision of this Lease, the Landlord shall be deemed to be proceeding under paragraph (b), and the Lease shall not be terminated, nor shall there be any surrender by operation of law, but the Lease shall remain in full force and effect until the Landlord notifies the Tenant that it has elected to terminate this Lease. No entry by the Landlord during the Term shall have the effect of terminating this Lease without notice to that effect to the Tenant;

(b)	to remedy or attempt to remedy any default of the Tenant under this Lease for the account of the Tenant and to enter upon the Premises for such purposes. No notice of the Landlord’s intention to remedy or attempt to remedy such default need be given to the Tenant unless expressly required by this Lease, and the Landlord shall not be liable to the Tenant for any loss, injury or damages caused by acts of the Landlord in remedying or attempting to remedy such default. The Tenant shall pay to the Landlord all reasonable expenses incurred by the Landlord in connection therewith;

(d)	to recover from the Tenant all damages, costs and expenses incurred by the Landlord as a result of any default by the Tenant including, if the Landlord terminates this Lease, any deficiency between those amounts which would have been payable by the Tenant for the portion of the Term following such termination and the net amounts actually received by the Landlord during such period of time with respect to the premises; and

(e)	in the event of bankruptcy, to recover from the Tenant the full amount of the current month’s rent together with the next three (3) months’ instalments of rent, all of which shall immediately become due and payable as accelerated rent; and

(f)	to distrain for rent.

14.03. Notwithstanding any provision of this Lease or any provision of any applicable legislation, none of the goods and chattels of the Tenant on the Premises at any time during the Term shall be exempt from levy by distress for rent in arrears, and the Tenant waives any such exemption. If the Landlord makes any claim against the goods and chattels of the Tenant by way of distress, this provision may be pleaded as an estoppel against the Tenant in any action brought to test the right of the Landlord to levy such distress.

14.04. No acceptance of Base Rent subsequent to any breach or defaults other than non-payment of Base Rent or Additional Rent and no condoning, excluding or overlooking by the Landlord on previous occasions of breaches or defaults similar to that for which re-entry is made shall be taken to operate as a waiver of this condition, nor in any way to defeat or affect the rights of the Landlord hereunder. This proviso shall extend and apply to all covenants herein whether positive or negative.

14.05. In case suit shall be brought for recovery of possession of the Leased Premises, for the recovery of Rent or any other amount due under the provisions of this Lease, or because of the breach of any other covenant herein contained on the part of the Tenant to be kept or performed, the Tenant shall pay to the Landlord all expenses incurred therefor, in accordance with the court’s award. In case the Landlord shall, without fault on its part, be made a party to any litigation commenced by or against the Tenant, then the Tenant shall protect and hold the Landlord harmless and shall pay all costs, expenses and solicitors’ and counsel fees on a solicitor and client basis incurred or paid by the Landlord in connection with such litigation.

In case suit shall be brought for enforcement of the Landlord’s obligations under this Lease, or because of the breach of any other covenant herein contained on the part of the Landlord to be kept or performed, the Landlord shall pay to the Tenant all expenses incurred therefor, in accordance with the court’s award. In case the Tenant shall, without fault on its part, be made a party to any litigation commenced by or against the Landlord, then the Landlord shall protect and hold the Tenant harmless and shall pay all costs, expenses and solicitors’ and counsel fees on a solicitor and client basis incurred or paid by the Tenant in connection with such litigation.

SUBORDINATION

15.01. This Lease is subject and subordinate to all mortgages or deeds of trust which may now or at any time hereafter affect the Premises in whole or in part, on the lands upon which the Premises is situated in whole or in part and whether or not any such mortgages or deeds of trust shall affect only the Premises or shall be blanket mortgages or deeds of trust affecting other premises as well.

15.02. The Tenant covenants and agrees that at any time upon notice from the Landlord to attorn to and become a Tenant of a mortgagee or trustee under any such mortgage or deed of trust or any purchaser from any mortgagee or trustee, or any purchaser of the Premises pursuant to foreclosure proceeding in the Province of Ontario upon the same terms and conditions as herein set forth.

15.03. The Lease shall also be subject and subordinate to all renewals, modifications, consolidations, replacements and extensions of any such mortgage or deeds of trust.

15.04. In confirmation of such subordination and agreement to attorn, the Tenant shall execute promptly upon request or attornment or any-other instruments which may from time to time be requested to give effect thereto in a form acceptable to the Tenant, acting reasonably.

15.05. Tenant agrees to execute and deliver, at any time and from time to time, upon the request of Landlord or of the lessor under any such underlying lease, or of the holder of any such mortgage, hypothec or deed of trust, any Instrument which may be necessary or appropriate to evidence such attornment thereto in a form acceptable to the Tenant, acting reasonably provided that any such mortgagee shall acknowledge the existence of this Lease and of the Tenant and will agree that, provided that the Tenant is not in default, the Tenant shall be entitled to remain in possession of the Premises during the Term subject to and in accordance with the provisions of this Lease.

15.06. Tenant, at any time and from time to time upon not less than ten (10) days prior written notice from Landlord, will execute, acknowledge and deliver to Landlord and, at Landlord’s request, addressed to any prospective purchaser, ground or underlying lessor or mortgagee of the Building, a certificate of Tenant stating:

(a)	that Tenant has accepted the Premises, or, if Tenant has not done so, that Tenant has not accepted the Premises and specifying the reasons therefore;

(b)	the commencement and expiration dates of this Lease;

(c)	that this Lease is unmodified and in full force and effect, or if there have been modifications, that the same is in full force and effect as modified, and stating the modifications;

(d)	whether or not there are then existing any defences against the enforcement of any of the obligations of Tenant under this Lease and, if so, specifying the same;

(e)	whether or not there are then existing any defaults by Landlord in the performance of its obligations under this Lease, and, if so, specifying the same;

(f)	the dates, if any, to which the rent and other charges under this Lease have been paid; and

(g)	any other information which may reasonably be required by any such persons.

It is intended that any such certificate of Tenant delivered pursuant to this Section may be relied upon by any prospective purchaser, ground or underlying lessor or mortgagee of the Building.

NON-DISTURBANCE AGREEMENT

16.01. Landlord covenants and agrees in favour of Tenant to forthwith obtain and deliver at Landlord’s sole cost and expense a non-disturbance agreement in writing (an “NDA”) from each holder of every Mortgage (collectively, “Mortgagees” and individually a “Mortgagee”) who has priority to Tenant’s leasehold interest in the Premises, on such Mortgagee’s form as approved by the Tenant, acting reasonably. In the absence of such a NDA agreement, Tenant shall not be required or obligated to subordinate or attorn to any such mortgagee or other encumbrancer of the Premises or be deemed to be subordinate or to have subordinated or attorned to any such mortgagee or other encumbrancer of the Premises. Without limiting the foregoing, Landlord covenants and agrees in favour of Tenant to obtain and deliver at Landlord’s sole cost and expense NDA’s from each of the existing Mortgagees on or before the commencement of the Fixturing Period.

16.02. The Landlord shall use reasonable commercial efforts to obtain from any and all future purchaser(s) of the Premises, holders of a mortgage, charge or, encumbrance, an NDA. Notwithstanding the provisions of Article 15, in the absence of such a NDA agreement, Tenant shall not be required or obligated to subordinate or attorn to any such mortgagee or other encumbrancer of the Premises or be deemed to be subordinate or to have subordinated or attorned to any such mortgagee or other encumbrancer of the Premises..

MISCELLANEOUS

17.01. Any written notice or demand to be given by the Tenant to the Landlord shall be deemed to be duly given when delivered to the Landlord personally or when sent by registered mail or courier service to the Landlord at the address as designated by the Landlord for the purpose of the payment of Rent and any written notice or demand to be given by the Landlord to the Tenant shall be deemed to be duly given when delivered to the Tenant personally or when sent by registered mail or courier service to the Tenant at the Premises or at such other address as the Tenant may from time to time designate in writing to the Landlord. Any notice served hereunder by registered mail or courier service shall, except for delays caused by interruption of postal or courier service through strikes or lockouts be deemed delivered on the second business day following mailing.

The addresses for notice are as follows:

The Landlord:

250 Bowie Holdings Inc.

81 Ronald Ave.

Toronto, ON M6E 4M9

416-630-6700, Fax 416-256-6157

Attention: Louis Reznick

The Tenant:

Prior to the Commencement Date:

Canada Goose Inc.

1381 Castlefield Avenue

Toronto, ON M6B 1J7

Fax: 416-780-9854

Attention: Dani Reiss

After the Commencement Date:

at the The Premises

Phone & fax: to be provided

Attention: Dani Reiss

17.02. Time is of the essence of this Lease.

17.03. This Lease shall be construed in accordance with the laws of the Province of Ontario and subject to the jurisdiction of its Courts.

17.04. This Lease and Schedules hereto constitute the entire agreement between the Landlord and Tenant and neither party is bound by any representation, warranty, promise, agreement or inducement not embodied herein.

17.05. The waiver or acquiescence of any default by the Landlord under any clause of this Lease or the negotiations shall not be deemed to be a waiver of such clause or any subsequent or other default thereunder.

17.06. Any monies owed to the Landlord by the Tenant shall bear interest at the rate of one and one half percent (1 1/2%) per month Thirty (30) days from the due date until paid.

17.07. The Tenant represents and warrants that it has not mandated any agent or broker in connection with this transaction other than Colliers International.

LANDLORD MAY PERFORM TENANT’S COVENANTS

18.01. If the Tenant shall fail to perform any of the covenants or obligations of the Tenant under or in respect of this Lease, the Landlord may from time to time, after written notice to the Tenant and affording the Tenant a reasonable amount of time to cure such default, in its discretion, perform or cause to be performed any such covenants or obligations or any part thereof and for such purpose may do such things as may be requisite, including without limiting the foregoing, entering upon any portion of the building or any part thereof as may be necessary to fulfill the Tenant’s covenants. All reasonable expenditures made by the Landlord to fulfill the obligations of the Tenant’s covenants shall be recoverable from the Tenant, provided however that any such amounts paid by the Tenant to the Landlord hereafter shall be recoverable by way of Additional Rent.

18.02. Excluding the obligations provided for and otherwise dealt with in section 2.01, if Landlord shall be in default in the observance or performance of any of its covenants, obligations or agreements under this Lease relating to the repair or replacement of the Building or the Premises, on its part to be performed or observed, which default continues for a period of more than 15 days after receipt of written notice from Tenant specifying such default (“Tenant Notice”) subject to force majeure, or if such default is of a nature to require more than 15 days for remedy and continues beyond the time reasonably necessary to cure (provided Landlord must have undertaken procedures to cure the default within such 15 day period where possible and thereafter diligently pursues such efforts to cure to completion), and if any such default will materially adversely interfere with the Tenant’s conduct of business at the Premises, then Tenant may, at its option (in addition to all other rights and remedies provided Tenant at law, in equity or hereunder), perform the obligation of Landlord specified in such notice and shall provide to the Landlord a receipted third party invoice for the actual and reasonable costs thereof. Notwithstanding the foregoing, if an emergency shall exist which threatens loss of life or material damage to Tenant’s property, or materially impairs the Tenant’s ability to carry on its business from the Premises, Tenant may cure such default without any prior notice to Landlord but prior to doing so shall make best commercial efforts to contact and notify Landlord of such emergency and the nature of the required repairs. If Landlord has not reimbursed Tenant within 30 days after receipt of Tenant’s bill and copies of all receipted invoices for the work performed or materials used (provided such amount is not in dispute) Tenant may deduct the amount of money owing to Tenant from next payment or payments of Base Rent falling due hereunder without being in default under the provisions of this Lease. If there is any dispute with respect to such costs, same shall be submitted to arbitration in accordance with the other provisions of this Lease.

The self-help option given in this Section 18.02 is for the sole protection of Tenant, and its existence shall not release Landlord from its obligation to perform the terms, provisions, covenants and conditions herein provided to be performed by Landlord or deprive Tenant of any legal rights which is may have by reason of any such default by Landlord.

FORCE MAJEURE

19.01. Save for Tenant’s obligations to pay Base Rent and Additional Rent hereunder, neither Landlord nor Tenant shall be liable for failure to perform any of its obligations hereunder, or for damage or loss to the other party if such failure, damage or loss is caused by Acts of God or of the Queen’s enemies, fire or other casualty, war, disaster, riots, strikes, lockouts, force majeure, cas fortuit or any similar circumstances, or circumstances attributable to the other party or other emergency or cause beyond the reasonable control of either party.

RULES AND REGULATIONS

20.01. The Landlord may establish reasonable Rules and Regulations in conformity with industry practice relating to the building and the use of the Premises and the Tenant agrees that the Tenant’s employees shall be bound by and shall observe the Rules and Regulations provided that no rule or regulation shall limit or reduce the Tenant’s express rights under this Lease or contradict any terms, covenants and conditions of this Lease or impose additional charges upon the Tenant. The Landlord shall provide written notice of all such Rules and Regulations and Amendments thereto which shall be deemed to be incorporated into and form part of this Lease.

OPTION TO EXTEND

21.01. If the Tenant has not been in material default (any default cured within any applicable curative period provided for in this Lease is not material) of any of the terms, covenants and conditions contained herein during the Term of the Lease, and provided it is not at the date of exercising the option in default under the Lease, it shall have the option of extending the Term of this Lease for two further terms of five (5) years (the “Extension Terms”) by giving written notice to the Landlord of its intention to extend at least six (6) months before the expiration of this Lease or the first Extension Term, as the case may be, and failing same the option herein contained shall be null and void, such extension to be on the same terms and conditions as in this Lease except as to Base Rent, Tenant Inducements or Allowances, Realtor Fees, fixturing and any other rent free periods, Landlord’s Work and further right of renewal or extension. The Base Rent for the Extension Terms shall be equal to the then fair market value rent for similar commercial premises situate in the vicinity of the Premises (without taking into account the Tenant’s improvements within the Premises). If the parties cannot agree as to the Base Rent during the Extension Terms, then the same shall be determined by arbitration by a single arbitrator pursuant to the Arbitration Act, 1991 of Ontario, or its successor, based on fair market rent of the Premises. Any costs for arbitration shall be borne equally by the Tenant and the Landlord. Until such time as the Base Rent for an Extension Term has been determined, the Tenant shall continue to pay Base Rent at the monthly amount paid in the last year of the Term, or first Extension Term, as the case may be.

QUIET ENJOYMENT

22.01. The Tenant shall have the right to Quiet Enjoyment of the Premises, subject to the other provisions of this Lease.

REGISTRATION

23.01. The Tenant shall have the right to register a notice of this Lease, but not the Lease, at its own expense and in a form which shall not contain any of the business terms of this Lease, which form shall be approved by the Landlord prior to registration.

ADDITIONAL PROVISIONS

24.01. In exercising its rights under this Lease, including, without limitation, performing any work required under this Lease in or about the Premises and the Common Areas and save as otherwise provided herein, each of the Landlord and the Tenant shall act as expeditiously as is reasonably possible in completing same and the Landlord shall take all reasonable steps to avoid or minimize interference with the Tenant’s business, including customer, supplier and employee access from the Common Areas (including, without limitation, truck access to the Tenant’s loading docks).

24.02. In exercising its rights under this Lease (save and except for any rights in respect of the Tenant’s default), the Landlord shall, except in a bona fide emergency (in which event the Landlord shall use reasonable commercial efforts to notify the Tenant), use reasonable commercial efforts to provide the Tenant with reasonable advance notice of any planned work upon or affecting the Property which may cause an interruption to the Tenant’s business in the Premises.

24.03. Neither the Landlord nor the Tenant shall be liable under any theory of liability to the other for indirect, special, incidental, consequential, punitive or reliance damages arising under or in connection with this Lease.

24.04. Landlord warrants and represents in favour of Tenant that:

(i)	Landlord is fee owner of the Property and that Landlord has the appropriate authority to enter into this Lease;

(ii)	Landlord is not aware of any actual, threatened or contemplated condemnation or expropriation proceedings that affect the Property or any part thereof, and Landlord has not received any notice, oral or written, of the intention of any authority or other person or entity to take or use all or any part thereof; and

(iii)	To the best of its knowledge and belief (i) the Premises comply with all applicable laws relating to current use thereof, and (ii) no notice of violation of Applicable Laws has been received by Landlord nor, to the best knowledge of Landlord, has been issued by any authority with respect to the Premises, which violation, if not remedied, would prevent, hinder or impair in any material respect the ability of Tenant to use the Premises in the conduct of its permitted uses herein.

24.05. In making a determination, designation, calculation, estimate, conversion, or allocation or in granting any consent or approval under this Lease, Landlord and Tenant will act reasonably, without delay and in good faith, subject to the specific provisions of this Lease to the contrary or otherwise.

24.06. As a material inducement for the Tenant to enter into this Lease, so long as the Tenant is Canada Goose Inc. or a Permitted Transferee carrying on the Canada Goose business, and is operating its business from at least eighty percent (80%) of the Premises, the Landlord covenants and agrees with the Tenant that it shall not lease any premises on the Property (other than the Premises) for, or permit to be operated on the Property, any business whose business is the manufacture, distribution, storage and/or sale of insulated outerwear, without the prior written consent of the Tenant such consent not to be unreasonably withheld. It shall be reasonable for the Tenant to refuse its consent where the proposed tenant or business is a direct competitor of the Tenant’s “Canada Goose” business relating to insulated outerwear. Provided that the Landlord shall be permitted to lease premises in the Building to a tenant who manufactures, sells or distributes insulated outerwear so long as the manufacture, sale or distribution of insulated outerwear, by gross revenue, accounts for no more than ten percent (10%) of its business from such premises. Furthermore provided such Tenant shall not be allowed to advertise, promote, or erect signage offering for sale its product on building or property exterior. This covenant shall run with the Lands for the benefit of the Tenant and the Premises throughout the Term of this Lease and any extensions and renewals thereof.

24.07. The Landlord acknowledges that the Tenant is in the manufacturing business and the landlord covenants and agrees that it shall use reasonable commercial efforts so that there is no nuisance in and about the Property and use reasonable commercial efforts to prevent noxious odours to emanate from any other premises upon the Property.

24.08. The Tenant shall be permitted to access and operate in the Premises on 24 hours per day, 365 days per year basis in accordance with the terms and provisions of this Lease and subject to emergencies and subject to matters beyond the reasonable control of the Landlord and save as otherwise provided in this Lease. Any additional costs as a result of the Tenant’s operating beyond the normal business hours of this Property (namely 7:00 am to 7 pm, seven days a week and excepting statutory holidays) shall be for the account of the Tenant and payable as Additional Rent.

24.09. In the event the Landlord intends to sell the Property to an arm’s length third party during the Term of this Lease or any extension or renewal thereof (the “ROFO Period”), the Tenant shall have a right of first opportunity to buy the Property during the ROFO Period. Prior to selling the Property, the Landlord shall provide the Tenant with written notice of its intention to sell the Property and the Tenant shall have forty-five (45) days to negotiate a purchase agreement with the Landlord for the Property. If the Landlord does not accept a price that the Tenant offers on a cash basis during such forty-five (45) day period, then if the Landlord wishes to sell to another purchaser at any time during the next six (6) months for a price that is within five (5%) percent of or less than the Tenant’s offer, the Landlord shall give the Tenant ten (10) business days to agree to match the other offer failing which the Landlord shall be free to proceed with and complete such other offer. If the Landlord has not sold the Property within said six (6) months, the Landlord shall again notify the Tenant of its desire to sell the Property and the provisions of this Section 24.09 shall continue to apply.

The Tenant’s right of first opportunity to buy the property shall expire on the completion of any sale of the Property to an arm’s length third party, provided the Landlord has complied with the provisions of this Section 24.09.

IN WITNESS WHEREOF IN THE CITY OF TORONTO, the parties have caused this Lease to be executed by their respective officers duly authorized in that behalf on the dates hereinafter set forth.

SIGNED this 13th day of February, 2012
CANADA GOOSE INC.

/s/ Authorized Person	Per:	/s/ Dani Reiss
Witness

I have the authority to bind the Corporation

SIGNED this 9th day of February, 2012.
250 BOWIE HOLDINGS INC.

/s/ Authorized Person	Per:	/s/ Authorized Person
Witness

I have the authority to bind the Corporation

SCHEDULE “A”

Floor Plans

SCHEDULE “A-1”

Legal description of the Lands:

PT LT1 CON 3 WYS TWP OF YORK PARTS 1 & 2, 64R-10462; TORONTO (YORK); CITY OF TORONTO

Being all of PIN 10491-0368 LT

Legal description of the Parking Lots:

Parking Lot-East side of Sanderstead, further described as :Plan 1700, Lots 15 &42 Pt Lot 41 RP 64R10462 Part 3,consisting of approximately 10,454 sq ft of land; and

Parking Lot-West Side of Sanderstead, further described as: Plan 1700, Lot 43 RP64R10462 Part 4, consisting of approximately 4,356 sq ft of land

SCHEDULE “A-2”

PARKING PLANS

SCHEDULE “B”

LANDLORD’S WORK:

All to be completed by the Landlord at Landlord’s sole cost and expense. All work shall conform with relevant bylaws, codes and regulations.

1. General

The Landlord will construct, at its cost, all Building renovations to base Building standards in accordance with the specifications noted in principle below.

a) All Building systems (including fire protection) and utilities, including but not limited to electrical, plumbing, and waste, reasonably required for Tenant’s use and occupancy, shall be provided to the Premises for connection and hook-up by Tenant.

b) All floors, repaired, leveled, to receive Tenant’s floor covering, where applicable in the proposed office area identified on Figure 3 block plans submitted to the Landlord.

In the Warehouse area fill any gaps or holes to create a continuous level floor for its manufacturing operations.

c) The structure and demising walls will be fire rated where and as required by Base Building code.

d) The Landlord will provide check meters or separate electrical, gas water metering systems to all areas occupied by the Tenant. Access to these main rooms will not be from the Tenant’s Premises but from an exterior or communal building location.

e) Roof membrane and asphalt covering, repaired or replaced to proper and good condition subsequent to Tenant’s commencement date.

f) Exterior walls, cleaned, and maintained.

g) Sprinkler and fire alarm system and fire exits, as required by Base Building code. Drops and pull stations by tenant.

h) The asphalt to the Tenant’s parking area will be resurfaced and parking spaces delineated by white lines during 2012. A drop curb formed off the Bowie Avenue pedestrian path to the main entrance and the noted pedestrian path replaced with new a concrete path from Bowie Avenue to the Tenant’s main pedestrian entrance into the building.

i) All window, doors, and skylights, operable where existing and cleaned in good condition.

j) Any additional alterations to structural elements identified on Figure 3 drawing dated January 18, 2012, excepting the Lunch room/ Cafeteria wall, will be undertaken at the Landlord’s expense.

k) All partially removed, demolished or disconnected equipment and services within the Premises should be removed, including but not limited to wall and ceiling mounted conduit runs, cranes, electric disconnects, brackets etc.

l) Lawn and landscaped area, adjacent to office area shall be maintained by Landlord, to proper industry standards.

m) Removal of all interior walls not required by Tenant’s Design Plan excluding those deemed as structural elements.

n) All parking areas to be repaved and striped.

o) The Landlord is to provide documentation confirming that all designated substances have been removed from 250 Bowie Avenue. Should such substances be discovered and be hazardous as defined by Statutory Regulations by the Tenant during their works the

Landlord shall remove these items at his cost.]

2. Structural

a) Landlord to be responsible for all Structural elements of the Building including, without limitation, exterior walls, foundations, slab floors, columns, beams and the roof of the Building.

c) The Landlord is to make good the existing railway platform attached to west elevation of the warehouse of 250 Bowie Avenue and or remove the said platform, infilling existing doors so that the area complies with Base Building OBC regulations.

d) Provide structural framing to support all RTUs’ in office and warehouse areas.

e) Landlord is responsible for ensuring that the roof is structurally sound, compliant with all building codes, free of leaks and any modifications necessary must be done by the Landlord at its expense prior to the relevant turnover date.

3. Building Envelope

a) Demising walls per Tenant’s Concept Design Plan shall be taped, beaded and sanded and ready for paint as per floor plans prepared by the Landlord.

b) Perimeter glazing to be clear and within/existing openings. The operable windows to be in good working condition. All windows and doors within the existing front Office area that are not Energy rated are to be removed and replaced with double glazed window units. All opening reveals and returns to be completed in drywall except sills which will be completed by the Tenant

f) Replace all broken glass to windows and secure the window guards to windows in the warehouse area.

4. Life Safety Systems

a) Sprinkler work;

b) Fire Alarm

c) Fire Exits — to provide, as required by Ontario Building Code (OBC) all necessary fire exits including any demising corridors or stairways based upon base building permit drawings, Item 1.

d) Supply and install complete sprinkler system in all areas in accordance with OBC Base Building;

e) Supply, install and distribute complete sprinkler system to office and plant area on an open plan basis. Any distribution for Tenant specification in the office area shall be at Tenant’s expense over and above the cost of open plan basis.

f) Provide a Fire Panel in a location that is agreeable to the Tenant and that meets OBC regulations. The tenant will provide all necessary alarm drops and pull stations.

5. Plant/Warehouse

a) Rough -in water, drainage, and exhaust systems, to facilitate male, female washrooms and Janitor’s room as located on Design Plan issued by Figure 3 drawings dated January 18, 2012.

b) HVAC System and Thermostat controls with appropriate tonnage/air cooling capacity throughout, without distribution. Warehouse required to be cooled to 72 degrees Fahrenheit.

c) Roof cut-out to accommodate venting, for cafeteria and plant area, issued by Figure 3 drawing dated January 18, 2012.

d) Electrical, in plant, to be roughed in with disconnect, at specified area (Electrical Room), as per Figure 3 drawing dated January 18, 2012, in order for Tenant to install and distribute its lighting requirements.

e) Four (4) shipping door levelers in locations per Tenant’s Design Plan, improved or repaired where necessary and in good working condition.

6. Cafeteria Existing cafeteria equipment, and exhaust systems, shall be removed by the Landlord; including all necessary repairs and modification to the building envelope, and services.

7. Office Area

Mechanical Systems

a) Base Building HVAC ready to receive Tenant’s distribution of its mechanical systems, including but not limited to HVAC Distribution.

b) Control zones for office area to be a minimum of 8 zones.

c) All washrooms, shall have appropriate rough-in water, drainage, and plumbing systems and exhaust and venting to facilitate male and female use as detailed by Tenant’s Concept Design Plan.

d) Ceiling cleared of existing wiring and lighting accommodating tenant’s concept design criteria. Where applicable, cut out to any existing structure or roof, and properly sealed as per Figure 3 drawing dated January 18, 2012.

e) The Generator location to be determined by the Landlord and Tenant, acting and subject to review and confirmation of the Tenant’s specifications for the generator. Generator supply and installation by Tenant.

f) The Landlord confirms that it will provide check meters for water and separate electrical metering system on all areas occupied by the Tenant.

g) Electrical Capacity:

Provide at a minimum an electrical supply of 600/347 volt 3 phase 4 wire to designated locations identified on the Tenant’s feasibility plan terminated at disconnect boxes.

h) Office Power Capacity:

•	1 Watts/SF for lighting general office areas

•	3.0Watts/SF for tenant office power requirements

•	2.0Watts/SF for tenant office supplementary cooling

•	2.0Watts/SF for tenant office supplementary power

•	2.0Watts/SF for tenant office special purposes

35

i) Landlord to provide access for fiber optic wiring and services to Premises to a location determined within the Tenant’s leasable area, ready to receive Tenant’s Internet Technical hook up, subject to availability and access by provider.

J) Exterior walls of Office Area only, to be insulated.

8. Vestibule/Lobby Area

(a) Provide for wheelchair access to the office area, barrier free in accordance with section 1(h) hereof.

(b) Lintels over proposed exterior vestibule/lobby entrance.

SCHEDULE “C”

Tenant’s work shall include all fees incurred by the Tenant for design, project management, engineering consultants, and all materials supplied and labour provided to complete the improvements.

The Tenant may undertake work within the Property at its own cost, subject to being approved and submitted by the Landlord’s Architect for implementing improvements noted on Figure 3 block plans submitted to the Landlord on January 18, 2012. Any requisite permit approvals are to be sought by the Tenant.

The Leasehold Improvements and other Tenant’s Work shall be completed by the Tenant, at its sole expense and in a good and workmanlike manner, subject to the Landlord’s prior approval of all plans, which approval shall not be unreasonably withheld or delayed. The Tenant shall be permitted to select its own contractors, consultants, trades, etc provided that all such contractors, consultants, trades, etc shall be licensed to perform the work to be performed and shall be reputable. The Tenant shall co-ordinate the construction of the Leasehold Improvements. All work shall conform with relevant bylaws and regulations.

1.	Tenant’s Work

(1)	Any alterations, improvements or construction in respect of the Premises not included as part of the Landlord’s Work are the Tenant’s Work. The Tenant’s Work is subject to the Landlord’s prior written approval (not to be unreasonably withheld or delayed) and shall be completed at the expense of the Tenant.

(2)	All permits necessary for the installation of the Tenant’s Leasehold Improvements and approval of plans must be obtained from the applicable authorities prior to the commencement of installations by the Tenant, at its expense.

(3)	The Tenant and its contractors are responsible to remove Tenant’s garbage and debris from the Leased Premises daily and place same into garbage containers provided for that purpose. Any of the Tenant’s garbage or debris required to be removed by the Landlord’s employees will be charged to the Tenant’s account and shall be payable as Additional Rent by the Tenant.

2.	Procedures

(1)	The Tenant shall, prior to entering any portion of the Building or the Leased Premises for the commencement of the Tenant’s Work, complete each of the following obligations to the Landlord’s satisfaction:

(i)	prepare and submit to the Landlord for reasonable approval (in triplicate) working drawings and specifications for the Tenant’s Work as prepared by one or more qualified design engineers, each of whom to be approved by the Landlord, acting reasonably. The Tenant’s submission shall include full architectural, mechanical, electrical and structural drawings and specifications. The Landlord shall notify the Tenant either of its approval thereof or of all the specific changes required by it and the Tenant shall then promptly prepare and submit to the Landlord within fifteen (15) days next following, complete drawings and specifications so amended.

1. For the preparation of its mechanical and electrical plans and the specifications for the plumbing, heating, ventilating, air conditioning, sprinklers and electrical systems, the Tenant shall employ persons suitably qualified in that field acceptable to the Landlord (acting reasonably) and such plans and specifications shall be subject to the prior written approval of the Landlord (acting reasonably) and the Landlord’s consultants (acting reasonably).

(ii)	provide the Landlord with certificates of insurance in a form satisfactory to the Landlord, duly executed by the Tenant’s insurers evidencing that the insurance required to be placed by the Tenant pursuant to the Lease has been obtained;

(iii)	ensure that all work on or in respect of the Leased Premises is performed by competent workmen in a good and workmanlike manner.

(iv)	provide evidence satisfactory to the Landlord that the Tenant has obtained at its expense all necessary consents, permits and licenses from all appropriate governmental and regulatory authorities. Should the Tenant fail to obtain any such required consent, permit or license, the Landlord may, but shall not be obliged to, obtain same on behalf of the Tenant, the cost or expense incurred by the Landlord shall be payable by the Tenant as Additional Rent forthwith on demand, and the Landlord shall be entitled to exercise all of the remedies contained in Article 14 hereof; and

(v)	provide evidence satisfactory to the Landlord of the Tenant’s work schedule for completion of the Tenant’s Work.

3.	Delay

(i)	If there is any delay by the Landlord in completing the Landlord’s Work or in making available the services which the Landlord is obliged to furnish to the Leased Premises and if such delay has been occasioned by the Tenant’s delay in furnishing its plans or any other information required by this Lease or any Schedule attached hereto on or before the respective dates set out for the furnishing of such plans or the giving of such information; or

(ii)	the Landlord has been impeded in completing the Landlord’s Work or in making available the services which the Landlord is obliged to furnish by any failure of the Tenant to comply with any of the provisions of this Lease or any Schedule hereto, or by the performance by the Tenant of the Tenant’s Work (as to any and all of which the Architect shall be the sole judge),

(1) then the Commencement Date of the Term of this Lease shall be conclusively deemed to be the date fixed by the Landlord’s Architect as the date when the Fixturing Period would have expired had the Landlord not been so delayed or impeded by the Tenant as aforesaid. The Tenant shall not be entitled to any abatement of Basic Rent or Additional Rent by reason of any such delay in occupancy following such date so fixed by the Landlord’s Architect.

4.	Requirements after Performance of Tenant’s Work

The Tenant shall, upon completion of the Tenant’s Work and if requested by the Landlord:

(1)	Provide the Landlord with statutory declarations of the head contractor and one of the Tenant’s officers (the “declaration”):

(i)	stating that the Tenant’s Work has been performed in accordance with all of the provisions of the plans and specifications approved by the Landlord and Schedule “C” and that all deficiencies (if any) which the Landlord has brought to the Tenant’s attention have been corrected;

(ii)	stating that there are no construction lien or other liens or encumbrances registered or otherwise outstanding against the Leased Premises or the Building in respect of work, services or materials relating to the Tenant’s Work and that all accounts for work, services or materials have been paid in full with respect to all of the Tenant’s Work;

(iii)	listing each contractor who did work or provided materials in connection with the Tenant’s Work;

(iv)	confirming the date on which the last work was performed and materials were supplied.

(2)	If applicable, provide to the Landlord a clearance certificate issued under the Workers’ Compensation Act in respect of the general contractor.

(3)	Obtain and provide to the Landlord a copy of the building permit closure/completion.

5.	Liens

(1)	The Tenant shall ensure that no construction liens or other liens or encumbrances in respect of materials supplied or work done or to be done by the Tenant or on behalf of the Tenant or related to the Tenant’s Work shall be registered against or shall otherwise affect the Property or any part thereof or the Landlord’s, the Owners’ or the Tenant’s interest in the Property or any part thereof.

(2)	If a lien or other encumbrance is registered against or otherwise affects the Property or the Landlord’s or the Tenant’s interest therein in respect of materials supplied or work done or to be done by the Tenant or on behalf of the Tenant or related to the Tenant’s Work or for which the Tenant is otherwise responsible hereunder, and the Tenant fails to discharge or vacate or cause any such lien or encumbrance to be discharged or vacated within fifteen (15) days after Tenant has received written notice thereof from the Landlord, then, in addition to any other rights or remedies of the Landlord, the Landlord may (but shall not be obligated to) discharge or vacate the lien or encumbrance by paying the amount claimed into court (and not directly to the lien claimant) and the amount so paid, a sum equal to fifteen percent (15%) thereof representing the Landlord’s overhead and administrative costs, together with all costs and expenses (including legal costs and expenses) shall be due and payable by the Tenant to the Landlord as Additional Rent within thirty (30) days of demand.

6.	General

(1)	If there is dispute regarding the Landlord’s Work and the Tenant’s Work including the state of completion and whether or not the work is completed in a good and workmanlike manner and in accordance with the approved plans, the parties shall appoint a third party architect acceptable to both parties, acting reasonably, and the decision of the third party architect shall be binding on the Landlord and the Tenant.

(2)	The Landlord or public utility companies, subject to the Landlord’s approval, shall have the right prior to and throughout the term of the Lease to install utility lines, drainage and other pipes, conduits, wires or ductwork where necessary through the ceiling space, column space or other non-usable parts of the Leased Premises and to maintain, repair or replace same. The Tenant shall, prior to and throughout the term of the Lease, provide the Landlord with reasonable access for such purpose in accordance with Section 12.1 provided that the Landlord and its contractors shall abide by the Tenant’s reasonable security requirements.
(3)	The Landlord, or the Landlord’s architect or contractor, shall at all times have access to inspect the Tenant’s Work whenever it is in preparation or progress.

“Office”

It is understood that the Tenant shall:

(a)	provide and install a ceiling grid with new acoustical tiles or as otherwise designed and approved for private office areas & meeting spaces with all remaining areas open to deck above;

(b)	provide mechanical distribution system as per Tenant’s engineering drawings. The Tenant will be responsible for any special cooling or exhaust systems or for computer areas;

(c)	will have the option of leaving all columns and furring exposed and will accommodate electrical and/or communications boxes as needed with other solutions in accordance with fire rating

(d)	provide window coverings on all exterior windows;

(e)	provide (minimum) plastic laminate sills at all exterior window locations;

(f)	complete all work as contemplated in Figure 3 Feasibility Drawings (copy attached hereto).

“Warehouse”

it is understood that the Tenant shall:

(a)	provide lighting;

(b)	provide mechanical and electrical distribution and any required life safety required due to the Tenant’s layout (including sprinkler and fire alarm systems);